SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ConAgra Foods, Inc.

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Notice of 2013 Annual Meeting of Stockholders

and Proxy Statement

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

August 12, 2013

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders, in Omaha, Nebraska on September 27, 2013 at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102. Please note the new time for our Annual Meeting this year is 8:30 a.m., Central Daylight Time.

The Annual Meeting will include a report on our business, discussion and voting on the matters described in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, and a question-and-answer session.

Whether or not you plan to join us in person, please be sure to vote your shares by proxy. Vote on the Internet or by telephone according to the instructions you find in the following pages. Or, if you received a paper copy of the materials, mark, sign and date the enclosed Proxy Card and return it in the postage-paid envelope. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin

Chief Executive Officer

We are pleased again this year to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials via the Internet and mail a Notice of Internet Availability of Proxy Materials. We believe this approach helps us expedite your receipt of our materials, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our proxy materials unless you specifically request a copy. You may request a paper copy be sent to you in the mail by following the instructions on the Notice of Internet Availability of Proxy Materials.

Notice of 2013 Annual Meeting of Stockholders

Date:	Friday, September 27, 2013

NEW TIME:	8:30 a.m. Central Daylight Time (Registration will begin at 7:30 a.m. CDT)

Place:	The Witherspoon Concert Hall of the Joslyn Art Museum 2200 Dodge Street, Omaha, Nebraska 68102

Audiocast:	If you cannot attend the meeting in person, you may join a live audiocast of the meeting on the Internet by visiting http://investor.conagrafoods.com at 8:30 a.m. CDT, on September 27, 2013.

At the meeting, stockholders will:

• vote on the election of directors for the ensuing year;

• vote on the ratification of the appointment of our independent auditor for fiscal 2014;

Items of Business:	• vote on the approval, on a non-binding advisory basis, of our named executive officer compensation;

• vote on a stockholder proposal described in the attached Proxy Statement, if properly presented; and

• transact any other business properly brought before the meeting.

Who May Vote:	Stockholders of record as of the close of business on July 31, 2013 are eligible to vote at the annual meeting and at any postponements or adjournments thereof.

Date of Distribution:	We mailed our Notice of Internet Availability of Proxy Materials on or about August 12, 2013. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Fiscal 2013 Annual Report and the Proxy Card on or about August 12, 2013.

Electronic Availability of Materials:	The Proxy Statement and our Annual Report to stockholders for the fiscal year ended May 26, 2013 are available electronically at http://investor.conagrafoods.com.

August 12, 2013
Omaha, Nebraska	Colleen Batcheler
Corporate Secretary

PROXY STATEMENT SUMMARY

We have included this Proxy Statement summary to assist as you review the proposals to be acted upon. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review our Annual Report on Form 10-K for the fiscal year ended May 26, 2013 and this Proxy Statement.

VOTING ITEMS:	Board Recommendation	Pages
Item #1 – Election of 11 directors	FOR all nominees	2 – 7
Item #2 –Ratification of the appointment of our independent auditor for fiscal 2014	FOR	59
Item #3 – Approval of named executive officer compensation	FOR	60
Item #4 – Stockholder Proposal: Bylaw Change in Regard to Vote-Counting	AGAINST	61 – 62

Transact any other business that properly comes before the meeting

FISCAL 2013 HIGHLIGHTS AND EXECUTIVE COMPENSATION

Fiscal 2013 was a transformational and successful year for ConAgra Foods. We delivered against our financial goals and made bold moves in support of our long-term strategy, which we call our Recipe for Growth. In addition to already being one of the largest food companies in North America, we became the largest private brand food company in North America during fiscal 2013, following completion of our acquisition of Ralcorp Holdings, Inc. We also announced plans to contribute our milling business – ConAgra Mills – to a new joint venture to create a premier flour milling company. In our base business, we grew segment profits, led by Commercial Foods, while investing significantly in our brands. We also continued to return value to stockholders directly, raising our dividend to an annualized rate of $1.00 per share.

The Human Resources Committee of our Board of Directors was guided by these results in determining the compensation of our senior leaders. The fiscal 2013 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement (starting on page 15). You can read about our Human Resources Committee’s methodology for setting pay opportunities and approving actual payouts, and learn more about our compensation plans and programs, in that section. In summary, however, it is worth noting that in determining the amount of compensation paid to our named executive officers, the Human Resources Committee focuses intently on aligning pay and performance. As such, you will read in our CD&A that:

•

our fiscal 2013 performance results were strong. Payouts under our fiscal 2013 annual incentive plan reflected that performance, and ranged from 113% to 118% of targeted opportunities, with most awards paying out at 116% of targeted opportunities; and

•

from a three-year perspective, fiscal years 2011 through 2013 represented a period of varied business performance. Payouts under the fiscal 2011 to 2013 cycle of the performance share plan reflected that performance and these awards paid out at 66% of targeted opportunities.

In setting pay programs, the Human Resources Committee considered the strong support received from stockholders in 2011 and 2012 for its compensation decisions. The Human Resources Committee also recognizes that our compensation programs need to continue to align with leading corporate governance practices to maintain that support and has a practice of continually reviewing the program components, targets and payouts to ensure alignment.

i

Proxy Statement

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102-5001

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the 2013 Annual Meeting of Stockholders of ConAgra Foods, Inc. We mailed our Notice of Internet Availability of Proxy Materials on or about August 12, 2013. For stockholders who previously elected to receive a paper copy of our proxy materials, we mailed the Proxy Statement, our Fiscal 2013 Annual Report and a Proxy Card on or about August 12, 2013.

Stockholders of record at the close of business on July 31, 2013 are entitled to vote at the meeting and at any postponements or adjournments. On July 31, 2013, there were 422,076,161 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares in advance of the meeting by proxy.

If you hold shares of ConAgra Foods common stock in your own name (also known as “of record” ownership), you can come to the meeting and vote your shares in person, or you can vote your shares by proxy in one of the following manners:

•	By completing, signing, dating and returning (in the postage-paid envelope provided) the Proxy Card enclosed with paper copies of our proxy materials;

•	By visiting the Internet at www.proxyvote.com and following the instructions; or

•	By calling 1-800-690-6903 on a touch-tone telephone and following the recorded instructions.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 24, 2013 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Thursday, September 26, 2013 for all other shares.

If a broker, bank or other nominee holds your stock (also known as “street name” ownership), it will send you a voting instruction form. You may vote by completing, signing, dating and returning the form. If you wish to attend the meeting and vote in person, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or nominee.

See “Additional Information” at the end of this Proxy Statement for more voting information.

Voting Item #1 – Election of Directors

ConAgra Foods’ business is managed under the direction of our Board of Directors, which is currently comprised of 11 members. For the 2013 Annual Meeting, all 11 members have been re-nominated by the Board for election to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified. Each nominee is a current member of the Board who was elected by stockholders at the 2012 Annual Meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

The Board’s Nominating, Governance and Public Affairs Committee recommended, and the Board determined, that each individual identified below be re-nominated for election. We refer to this Committee as the N/G/PA Committee throughout this Proxy Statement. A short biography, together with key experience, qualifications and skills considered by the N/G/PA Committee is noted for each nominee. The N/G/PA Committee also considered whether the slate of nominees, taken as a whole, has the skills and qualifications that the Board considers essential and desirable.

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications

MOGENS C. BAY Age – 64	Mr. Bay has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997, and President and Chief Executive Officer of Valmont from 1993 through 1996. He has served as a director of Peter Kiewit Sons’, Inc. (construction and mining company) since 1999.

Chairman & CEO,	Summary of experience, qualifications and skills considered in re-nominating Mr. Bay:
Valmont Industries, Inc.	• Broad Leadership Experience: Broad leadership capabilities and insights from service as Chief Executive Officer and Chairman of Valmont
Director Since December 12, 1996	• Operations Acumen and Agricultural Background: From vast knowledge of U.S. and global operations and manufacturing, including agricultural based operations

Independent	• International Experience: From extensive involvement in U.S. and global operations and manufacturing

STEPHEN G. BUTLER Age – 65	Mr. Butler served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 until his retirement in June 2002, and Chairman of KPMG International from 1999 until his retirement in 2002. He has served as a director of Ford Motor Company (motor vehicles manufacturer) since 2004 and served as a director of Cooper Industries plc (electric lighting and wiring company) from 2002 until 2012.

Summary of experience, qualifications and skills considered in re-nominating Mr. Butler:
Retired Chairman & CEO, KPMG LLP	• Broad Leadership Experience: Strong leadership capabilities and insights from service as Chairman and Chief Executive Officer of KPMG as well as service as a managing partner of several KPMG offices
Director Since May 16, 2003 Independent

• Financial Acumen and International Experience: Expertise in accounting and finance and international experiences from knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG

• Corporate Governance: Broad understanding of governance issues facing public companies and valuable insights to the consumer markets from his board service to other public companies

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications
STEVEN F. GOLDSTONE Age – 67	Mr. Goldstone has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 until his retirement in 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings (food company). He also previously served as Chairman and Chief Executive Officer of RJR Nabisco, Inc. (consumer products company). He has served as a director of Greenhill & Co., Inc. (financial advisory services) since 2004. Mr. Goldstone also served as a director of Merck & Co., Inc. (pharmaceutical company) from 2006 until 2012 and American Standard Companies (former manufacturer of air conditioning systems and bath and kitchen products) from 2002 until 2008.
Manager, Silver Spring Group	Summary of experience, qualifications and skills considered in re-nominating Mr. Goldstone:
Director Since December 11, 2003	• Broad Leadership Experience: Strong leadership capabilities and insights from his broad range of management experiences, including prior service as Chairman and Chief Executive Officer
Independent	• CPG Experience: Understanding of strategic and marketplace challenges for consumer products companies from his tenure with RJR Nabisco and Nabisco Group Holdings

• Corporate Governance and M&A Experience: Broad understanding of legal and governance issues facing public companies and deep transactional experience from his board service to other public companies, including as Chairman of the Board at other companies, and earlier career in law

JOIE A. GREGOR Age – 63

Ms. Gregor served as the Vice Chairman of Heidrick & Struggles International, Inc. (executive search firm) from 2002 until 2007. From 1993 until 2006, she served in a number of senior leadership roles with that firm, including President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the New York office. From 2007 to 2008, Ms. Gregor served as assistant to the President for Presidential Personnel under President George W. Bush. From time-to-time, Ms. Gregor provides strategic consulting services, including, since 2012, serving as an advisor to G100 Network (peer learning community of senior leaders of global companies). From 2009 to 2012, she served as a senior advisor to Notch Partners (human capital consulting services).

Retired Vice Chairman of Heidrick & Struggles	Summary of experience, qualifications and skills considered in re-nominating Ms. Gregor:
Director Since February 6, 2009 Independent

• Broad Leadership and Human Capital & People Leadership Experience: Strong leadership capabilities and human capital insights, including from her service to Heidrick & Struggles, and significant experience in the assessment and recruitment of corporate executives, public company directors, and senior officials across a wide range of industries and government

• Public Policy and Corporate Governance Experience: Strong public policy and government experience from her service as assistant to the President for Presidential Personnel under President George W. Bush

• Growth Creator: Proven ability to create new channels for services based on expertise in aligning leadership teams to drive operating results

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications
RAJIVE JOHRI Age – 63	Mr. Johri served as President and Director of First National Bank of Omaha (FNBO, a banking institution), from 2006 until his retirement in 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for FNBO. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank (banking institution) from 1999 until 2004. Mr. Johri served as a director of Charter Communications, Inc. (cable and pay television services) from 2006 to 2009.
Retired President & Director, First National Bank of Omaha

Summary of experience, qualifications and skills considered in re-nominating Mr. Johri:

• Broad Leadership Experience: Strong leadership capabilities and insights, including through his service as President of FNBO

Director Since January 1, 2009 Independent

• Financial Acumen and Risk & Compliance Oversight Experience: Significant expertise in finance, accounting and risk and compliance oversight from his service to banking organizations, including risk assessment and risk management experience

• International Experience: Substantial international business and management experience from prior service to banking institutions with responsibility over various geographic regions
W.G. JURGENSEN Age – 62	Mr. Jurgensen served as Chief Executive Officer and a director of Nationwide Financial Insurance Services, Inc. (insurance company) from 2000 until his retirement in 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Mr. Jurgensen served as a director of The Scotts Miracle-Gro Company (agricultural chemicals company) from 2009 until 2013, and as a director of American International Group, Inc. (insurance company) since 2013.
Retired CEO & Director, Nationwide Financial Insurance Services, Inc. Director Since August 2, 2002 Independent	Summary of experience, qualifications and skills considered in re-nominating Mr. Jurgensen:
• Broad Leadership Experience: Strong leadership capabilities and insights, including from his service as Chief Executive Officer of several Nationwide companies

• Financial Acumen and Risk & Compliance Oversight Experience: Significant expertise in finance, accounting and risk and compliance oversight from his service to insurance companies, including risk assessment and risk management experience

• Corporate Governance: Broad understanding of governance issues facing public companies from his board service to other public companies

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications
RICHARD H. LENNY Age – 61 Operating Partner, Friedman, Fleischer & Lowe Director Since March 17, 2009 Independent	Mr. Lenny has been an operating partner with Friedman, Fleischer & Lowe (private equity firm) since 2011. He served as Chairman, President and Chief Executive Officer of The Hershey Company (confectionery and snack products company) from 2001 through 2007. Prior to joining Hershey, Mr. Lenny was group vice president of Kraft Foods, Inc. (food company) and President, Nabisco Biscuit Company (food company), following Kraft’s acquisition of Nabisco in 2000. Mr. Lenny has served as a director of McDonald’s Corporation (retail eating establishments) since 2005 and Discover Financial Services (direct banking and payment services) since 2009. Mr. Lenny also served as a director of The Hershey Company from 2001 until 2007 and Sunoco, Inc. (petroleum refinery) from 2002 until 2006.
Summary of experience, qualifications and skills considered in re-nominating Mr. Lenny:

• Broad Leadership and CPG Experience: Strong leadership capabilities and insights, particularly with major consumer brands, from role as Chief Executive Officer for The Hershey Company and board member of consumer products companies

• Growth Creator: Proven ability to create development based on knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management, sustainability and other social responsibility matters pertinent to a global consumer products food company

• Corporate Governance: Broad understanding of governance issues facing public companies from his board service to other public companies
RUTH ANN MARSHALL Age – 59	Ms. Marshall was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She has been a director of Global Payments Inc. (currency validation systems manufacturer) since 2006 and Regions Financial Corp. (banking industry) since 2011. Ms. Marshall also served as a director of American Standard Companies (former manufacturer of air conditioning systems and bath and kitchen products) from 2003 until 2008.
Retired President of the Americas, MasterCard International Director Since May 23, 2007 Independent	Summary of experience, qualifications and skills considered in re-nominating Ms. Marshall:

• Broad Leadership Experience: Strong leadership capabilities and insights from her service to MasterCard International, a large consumer brand company, including marketing, account management and customer service

• International Experience and Growth Creator: Significant domestic and international experience in growing the MasterCard business and experience in product development
• Corporate Governance: Broad understanding of governance issues facing public companies from her board service to other public companies

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications
GARY M. RODKIN Age – 61	Mr. Rodkin has been our Chief Executive Officer and a member of our Board since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (food and beverage company) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin has served as a director of Avon Products, Inc. (beauty and related products company) since 2007, and is also Chair of the Board of Boys Town (charitable organization) and Chair of the Omaha Chamber of Commerce’s Prosper Omaha economic development campaign. He is past Chairman of the Grocery Manufacturers of America (trade association).
CEO & President, C onAgra Foods, Inc.	Summary of experience, qualifications and skills considered in re-nominating Mr. Rodkin:
Director Since October 1, 2005

• Broad Leadership Experience: As our Chief Executive Officer, Mr. Rodkin has a deep understanding and commitment to our success, and thoroughly understands and impacts our day-to-day operations, financial success, strategies and growth opportunities, and the development of our leaders

• CPG Experience and Growth Creator: Strong leadership capabilities and insights from service to other food companies with an extensive career focused on and committed to building leading consumer brands in the food industry

• Corporate Governance: Broad understanding of governance issues facing public companies from his board service to another public company
ANDREW J. SCHINDLER Age – 69 Retired Chairman & CEO, R.J. Reynolds Tobacco Holdings, Inc.	Mr. Schindler served as Chairman of Reynolds American, Inc. (tobacco products company) from July 2004 until his retirement in December 2005 and as Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Holdings, Inc. (tobacco products company) from 1999 to 2004. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. Since 2006, he has served as a director of Krispy Kreme Doughnuts Inc. (retail food establishments) and Hanesbrands, Inc. (consumer products company). Mr. Schindler also served as a director of Arvin Meritor, Inc. (motor vehicle parts company) from 2004 until 2008, Reynolds American Inc. from 2004 until 2005 and Pike Electric Corporation (energy solutions company) from 2006 until 2007.
Summary of experience, qualifications and skills considered in re-nominating Mr. Schindler:

Director Since May 23, 2007	• Broad Leadership Experience: Extensive management and leadership experience through his service to R. J. Reynolds and military roles, including as a Captain in the U.S. Army
Independent

• CPG Experience and People Leadership Experience: Strong people leadership, risk-management, consumer brands marketing, operations, strategic change, and personnel development experience and skills developed through his career and military service

• Corporate Governance: Broad understanding of governance issues facing public companies from his Board service to other public companies

Name, Age, Occupation, Date First Elected	Business Experience, Other Directorships and Qualifications
KENNETH E. STINSON Age – 70

Mr. Stinson is Chairman Emeritus of the Board of Peter Kiewit Sons’, Inc. (construction and mining company) and served as Chairman from 1998 to 2012. He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson has served as a director of Valmont Industries, Inc. since 1996, and a director of McCarthy Group, L.L.C. (private equity firm) since 2008. He was a director of Kiewit Investment Fund LLP from 2004 until 2012.

Chairman Emeritus, Peter Kiewit Sons’, Inc.	Summary of experience, qualifications and skills considered in re-nominating Mr. Stinson:
Director Since December 12, 1996 Independent	• Broad Leadership Experience: Extensive management and leadership experience through service as Chairman and Chief Executive Officer to Peter Kiewit Sons’, Inc.
• Growth Creator and International Experience: International experience and growth creation from extensive management responsibilities over U.S. and global infrastructure business
• Corporate Governance: Broad understanding of governance issues facing public companies from his board service to other public companies

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Corporate Governance

The Board of Directors is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes to ensure they support informed, competent and independent oversight on behalf of our stockholders. Our Corporate Governance Principles provide a summary of these practices, and are available on our website at http://investor.conagrafoods.com through the “Corporate Governance” link. For your convenience, we have detailed here a variety of practices that may be of interest.

Annual Elections for Directors

To promote greater accountability to stockholders, all of our directors stand for election annually.

Majority Voting in Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board of Directors. The Board will act on the tendered resignation and publicly disclose its decision within 90 days after certification of the election results.

Board Leadership Structure

Our Board of Directors believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or a lead independent director if the positions of Chairman and CEO are held by the same person. Since 2005, our Chairman and CEO roles have been separate. With separate Chairman and CEO roles, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Director Independence

The Board has determined that ten of our 11 Board members – directors Bay, Butler, Goldstone, Gregor, Johri, Jurgensen, Lenny, Marshall, Schindler and Stinson – have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards.

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process to ensure a complete view of each director’s independence. This year, the Board considered that Mr. Bay is the Chief Executive Officer of Valmont Industries, Inc. One of our subsidiaries was a customer for immaterial levels of environmental engineering services during fiscal 2013 from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business. Another subsidiary purchased irrigation equipment during fiscal 2013 from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business. The Board also reviewed our commercial relationships with companies on whose board’s our Board members served during fiscal 2013 (i.e., American International Group, Inc., Ford Motor Company, McDonald’s Corporation and Valmont Industries, Inc.). The relationships with these companies involved ConAgra Foods’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

Applying the NYSE listing standards and our Corporate Governance Principles, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of our non-employee directors.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Human Resources Committee, or HR Committee. These rules require consideration of the source of HR Committee member compensation, including any consulting, advisory or other compensatory fees paid to the HR Committee member, and HR Committee member affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the HR Committee satisfies these additional independence requirements.

Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing and managing our exposure to risk. A component of this work is performed through a management Risk Oversight Committee, chaired by our Senior Vice President and Treasurer. Our Board of Directors and its committees play an active role in overseeing management’s activities and ensuring management’s plans are balanced from a risk / reward perspective. The Board and its committees perform this oversight through the following mechanisms:

•

Board Presentations: Each fiscal year, a full Board meeting is set aside for a discussion of our strategic plan and the longer-term risks and opportunities facing us. At other times of the year, our Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, operational and other risks associated with planned strategies and tactics, as well as succession planning matters. The Board is also responsible for appointing the membership of management’s Risk Oversight Committee, based on recommendations from the Audit / Finance Committee, and receives an annual report on enterprise risk management from our Senior Vice President and Treasurer.

•

Audit / Finance Committee Oversight: Our Audit / Finance Committee provides oversight for management’s handling of our financial risks. The Audit/Finance Committee’s Charter requires it to review our processes for assessing and controlling derivative and treasury risk and oversee our risks related to capital structure, including borrowing, liquidity and allocation of capital. The Audit / Finance Committee also oversees our management of financial risk through, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our independent auditors, our Chief Financial Officer and Controller, and our head of Internal Audit, and receiving regular legal and regulatory updates. Our Senior Vice President and Treasurer also provides enterprise risk management reports to the Audit / Finance Committee on a semi-annual basis. The Chair of the Audit / Finance Committee reports to the full Board on its activities.

•

Human Resources Committee Oversight: The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs, and also reviews the relationship between the company’s compensation programs and risk. The Chair of the HR Committee reports to the full Board on its activities.

•

Nominating, Governance and Public Affairs Committee Oversight: The N/G/PA Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks for the company and key public affairs matters, and reviews the company’s policies and programs related to corporate citizenship, social responsibility, political giving and public policy issues. The Chair of the N/G/PA Committee reports to the full Board on its activities.

Because issues related to risk oversight often overlap, certain issues may be addressed at the Committee and full Board level.

Independent Director Meetings

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Board holds five regularly scheduled meetings per year. The Chairman of the Board presides at all Board meetings, including executive sessions.

Attendance

During fiscal 2013, the Board met twelve times (five regular meetings and seven special meetings) and acted by unanimous written consent once. All members attended at least 75% of the total number of Board and meetings of committees on which he or she served in fiscal 2013. Our Board members are encouraged to attend the annual stockholders’ meeting. All nominees who were serving at the time of the 2012 Annual Meeting of Stockholders attended that meeting.

Stock Ownership Guidelines for Directors and Senior Leadership

Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least $425,000. Directors are expected to acquire these shares within five years following their first election to the Board or September 25, 2014, whichever is later. Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of the leader’s salary. Our Chief Executive Officer, Gary Rodkin, has a stock ownership requirement of six times his salary, and our other named executive officers have stock ownership requirements of at least three times their salaries. See pages 55 and 31 for a summary of the current stockholdings of our directors and named executive officers, respectively, compared to their ownership requirements.

Anti-Hedging Policy

Our directors and executive officers, including our named executive officers, are prohibited from hedging their ownership of ConAgra Foods stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to ConAgra Foods stock or debt.

Clawback Policy

We have a Clawback Policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, resulting from the fraudulent, dishonest or reckless actions of the senior officer.

No “Poison Pill” Rights Plan

We have not had a “poison pill” stockholder rights plan since 2004, when it was terminated by our Board of Directors.

Commitment to Investing in Our People, Sustainable Business Practices and Corporate Citizenship

We believe that we have an obligation to invest in our employees, be a good steward of the environment, give back to the communities we serve and drive economic gain for stakeholders. In fact, investing in our people and corporate citizenship are two of the five objectives in the strategic road map we announced in fiscal 2012, which we call our Recipe for Growth (described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement). We have established clear corporate citizenship goals, and favor transparency with stakeholders on our corporate responsibility progress. A few examples of our many corporate responsibility and people achievements in recent years include the following:

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During fiscal 2013, for the second time, ConAgra Foods was listed on the Dow Jones Sustainability Index, or DJSI, for North America, one of the world’s most recognizable sustainability indices; and, for the first time, ConAgra Foods was listed on the DJSI World Index.

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During fiscal 2013, for the first time, ConAgra Foods was added to the Carbon Disclosure Project’s (CDP’s) 2012 Carbon Disclosure Leadership Index, comprised of 53 companies within the S&P 500 Index which have displayed a strong approach to information disclosure regarding climate change. ConAgra Foods scored 93 of 100 and earned a “B” performance rating, representing the single-greatest improvement of all companies listed on the Carbon Disclosure Leadership Index.

•	We continued to make strides in our employee safety performance during fiscal 2013, with 27 facilities logging no recordable injuries.

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ConAgra Foods employees doubled their commitment to volunteerism in fiscal 2013. Nearly 3,000 employees volunteered more than 7,000 hours during our third annual Week of Service, helping to support communities where we live and work. In total, employees donated more than 15,000 volunteer hours in fiscal 2013, a more than two-fold increase since we started tracking hours in 2011.

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For the last three fiscal years, we have engaged our consumers in our philanthropic focus area – ending child hunger. Since the fall of 2011, our Child Hunger Ends Here campaign has donated the monetary equivalent of five million meals to Feeding America, one of the largest charitable hunger relief organizations in the United States and a partner of our ConAgra Foods Foundation. For more information, see www.childhungerendshere.com

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As of February 2013, almost 1,900 employees had lost a combined total of over 9,000 pounds on the “Choose to Lose with ConAgra Foods” program, an employee weight-loss program that emphasizes reduced- calorie eating and portion control, featuring products from 20 different ConAgra Foods brands.

We are proud of our focus on our people and on corporate citizenship, and we routinely discuss these matters with the Board’s N/G/PA Committee. We also publish an annual Citizenship Report. A copy of our 2012 Citizenship

Report is available on our website at www.conagrafoodscitizenship.com. Our 2013 Citizenship Report is expected to be available by September 30, 2013.

Political Contributions and Lobbying Expenditure Oversight and Disclosure

The N/G/PA Committee receives reports on the modest political activities of the company. Our political expenditures are limited and we focus on matters that we believe will create or preserve stockholder value. We also plan to publicly disclose a summary of our political activity on our website by September 30, 2013.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://investor.conagrafoods.com through the “Corporate Governance” link:

•	Corporate Governance Principles

•	Corporate Responsibility Report

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit / Finance Committee Charter

•	Human Resources Committee Charter

•	Nominating, Governance and Public Affairs Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee

From time to time these documents are updated, and we promptly post amended documents to our website. The documents are also available in print to any stockholder who requests them from the Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Interested parties may communicate with our Board of Directors, our non-management directors as a group or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications are compiled by the Corporate Secretary and forwarded to the addressee(s) on at least a bi-weekly basis. The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or determined to pose a possible security risk to the addressee.

Board Committees

Our Board of Directors has established various committees to assist in its responsibilities. Currently, our Board of Directors has four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee and the N/G/PA Committee. All members of the Audit / Finance Committee, HR Committee and N/G/PA Committee are independent under the applicable rules of the SEC, NYSE and our independence standards.

Committee	Members	Fiscal 2013 Meetings

Audit / Finance Committee	Stephen G. Butler, Chair Rajive Johri Richard H. Lenny Andrew J. Schindler	11

Human Resources Committee (the “HR Committee”)	Steven F. Goldstone Joie A. Gregor W.G. Jurgensen Ruth Ann Marshall Kenneth E. Stinson, Chair	5

Nominating, Governance and Public Affairs Committee (the “N/G/PA Committee”)	Mogens C. Bay, Chair Joie A. Gregor Rajive Johri W.G. Jurgensen Richard H. Lenny Ruth Ann Marshall Andrew Schindler	3

The Executive Committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership consists of Directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the Executive Committee. The Executive Committee met one time during fiscal 2013.

Audit / Finance Committee

The Audit / Finance Committee has the following responsibilities:

•	Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

•	Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

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Retain the independent auditor and review the qualifications, independence and performance of the independent auditor and internal audit department and pre-approve audit and non-audit services performed by the independent auditor

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Receive reports on the activities of management’s Risk Oversight Committee, enterprise risk management and processes for financial risks, including management’s assessment and control of derivative and treasury risks

•	Review the company’s compliance with legal and regulatory requirements

•	Review the company’s strategies and plans related to capital structure, including borrowing, liquidity and allocation of capital

Audit Committee Financial Expert. The Board has determined that all members of the Audit / Finance Committee are qualified as audit committee financial experts within the meaning of SEC regulations.

Related-Party Transactions. The Audit / Finance Committee has adopted a written policy regarding the review, approval and ratification of related-party transactions. Under the policy, all related-party transactions must be pre-approved by the Audit / Finance Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit / Finance Committee at its next regular, in-person meeting. In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction for which he or she is involved. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether the relationships remain appropriate. All related-party transactions are disclosed to the full Board of Directors.

Human Resources Committee

The HR Committee has the following responsibilities:

•	Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and senior employees

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Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, evaluate the CEO’s performance in light of these goals and objectives

•	Review directly or with the full Board, succession plans for all senior positions

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Review and discuss with the full Board whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risk and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

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Retain and terminate consultants or outside advisors for the HR Committee, and approve any such consultant’s or advisor’s fees and other terms of engagement, including determinations regarding any conflicts of interest with such consultants or advisors

The HR Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and of the compensation of the CEO. Additional information on the HR Committee’s processes for determining executive compensation and the role of the HR Committee’s compensation consultant can be found in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation. During fiscal 2013, none of the current or former executive officers of ConAgra Foods or any of its current employees served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the HR Committee or the Board of ConAgra Foods.

Nominating, Governance and Public Affairs Committee

The N/G/PA Committee has the following responsibilities:

•	Identify qualified candidates for membership on the Board

•	Propose to the Board a slate of directors for election by the stockholders at each annual meeting

•	Propose to the Board candidates to fill vacancies on the Board

•	Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

•	Consider and make recommendations to the Board concerning corporate governance policies

•	Assess the independence of Board members

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Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship and public policy issues significant to the company

Director Nomination Process. The N/G/PA Committee considers Board candidates suggested by Board members, management and stockholders. The N/G/PA Committee may also retain a third-party search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for Board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The N/G/PA Committee will also consider nominations by a stockholder according to the provisions of our bylaws relating to stockholder nominations as described under “Additional Information – Stockholder Proposals to be Included in our 2014 Proxy Statement” and “Additional Information – Other Stockholder Proposals to be Presented at our 2014 Annual Meeting” at the end of this Proxy Statement.

The N/G/PA Committee makes an initial determination as to whether to conduct a full evaluation of a candidate once he or she has come to its attention. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the N/G/PA Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the N/G/PA Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The N/G/PA Committee may also elect to interview a candidate. The evaluation process for nominees recommended by stockholders does not differ.

The N/G/PA Committee evaluates each prospective nominee against the standards and qualifications set out in our Corporate Governance Principles, including, but not limited to: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group; (2) Board skill needs, taking into account the experience of current Board members, the candidate’s ability to work toward business goals with other Board members, and the candidate’s qualifications as independent and ability to serve on various committees of the Board; (3) diversity, including the extent to which the candidate reflects the composition of our constituencies; and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education. Additionally, while we do not have a formal policy on Board diversity, as part of this evaluation and to further our commitment to diversity, the N/G/PA Committee assesses whether our Board, collectively, represents diverse views, backgrounds, and experiences that will enhance the Board’s and our effectiveness. The N/G/PA Committee seeks directors who have qualities to achieve the ultimate goal of a well-rounded, diverse Board as a whole.

After completing its evaluation process, the N/G/PA Committee makes a recommendation to the full Board as to who should be nominated, and the Board determines the nominees after considering the N/G/PA Committee’s recommendations.

Executive Compensation

The focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes attainment of our annual and long-term business goals. The business goals are set by management, under the oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, our senior leaders are keenly focused on achieving these goals.

The Human Resources Committee of our Board of Directors, which we refer to as the Committee throughout this Executive Compensation section, designs the executive compensation program components, targets and payouts to reflect strong alignment between pay and performance. This Executive Compensation section describes our program for fiscal 2013 (which began May 28, 2012 and ended May 26, 2013) and the Committee’s actions, with particular focus on:

•	Program design for fiscal 2013

•	The compensation of the executive officers listed in the Summary Compensation Table of this Proxy Statement (who we refer to as the “named executive officers”), namely:

¡	Gary M. Rodkin, our Chief Executive Officer and President

¡	John F. Gehring, our Executive Vice President and Chief Financial Officer

¡	Colleen R. Batcheler, our Executive Vice President, General Counsel and Corporate Secretary

¡	Brian L. Keck, our Executive Vice President and Chief Administrative Officer

¡	Paul T. Maass, the President of our Private Brands and Foodservice businesses

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Andre J. Hawaux, the former President of our Consumer Foods segment, who voluntarily left the company shortly after the end of fiscal 2013 and ceased to be an executive officer prior to the end of fiscal 2013

•	The connection between our business performance and the compensation of the named executive officers

Compensation Discussion and Analysis

Fiscal 2013 was a transformational and successful year for ConAgra Foods. We delivered against our financial goals and made bold moves in support of our long-term strategy, which we call our Recipe for Growth. In addition to already being one of the largest food companies in North America, we became the largest private brand food company in North America during fiscal 2013, following completion of our acquisition of Ralcorp Holdings, Inc., or Ralcorp. We also announced plans to contribute our milling business – ConAgra Mills – to a new joint venture to create a premier flour milling company. In our base business, we grew segment profits, led by Commercial Foods, while investing significantly in our brands. We also continued to return value to stockholders directly, raising our dividend to an annualized rate of $1.00 per share.

The Committee was guided by these results in determining the compensation of our senior leaders, and the following executive summary discusses this in more detail.

Fiscal 2013 Executive Summary

We began fiscal 2013 confident in our ability to deliver growth, but aware of the ongoing challenges created by the difficult consumer environment. Management committed to make investments for the long-term health of our business and deliver the following financial results for stockholders:

•	Growth in diluted earnings per share, or EPS, adjusted for items impacting comparability, of 6% to 8% over comparable fiscal 2012 EPS of $1.84;*

•	3% growth in annual net sales; and

•	operating cash flow in excess of $1.2 billion.

*	Fiscal 2012 reported EPS was $1.12. A reconciliation for Regulation G purposes is included in Appendix A to this Proxy Statement.

We expected to achieve these results in a manner consistent with our Recipe for Growth, which focuses on three marketplace growth areas and two enablers of success:

Marketplace Growth Areas	Enablers of Success

¡      Core / Adjacencies: growing our core businesses and investing in faster-growing adjacent categories

¡      Private Brand: achieving strong growth in our private brand business

¡      International: investing in initiatives to achieve a profitable doubling of our annual revenues from our international businesses by 2017

¡      Corporate Citizenship: continuing to do the right things for the sustainability of our business and the communities in which we live and work

¡      People: promoting a culture of trust and empowerment among our employees to achieve high engagement on business priorities

The Committee took our performance goals and strategic focus areas into account in setting fiscal 2013 incentive compensation opportunities for our named executive officers and approved the following programs and performance measures:

Incentive Program	Targeted Performance Measures
Fiscal 2013 Management Incentive Plan: Cash	Fiscal 2013 net income and net sales
Fiscal 2013 – 2015 Long-Term Incentive Plan: Stock Options	Stock price appreciation; options have an exercise price equal to the closing market price of our stock on the date of grant
Fiscal 2013 – 2015 Long-Term Incentive Plan: Performance Shares	Three-year average cash flow return on operations (a measure of operating cash flow as a percentage of invested capital) and three- year average net sales growth

Fiscal 2013 results were strong. Management is proud of the transformational results it delivered for stockholders in fiscal 2013. Key achievements include the following:

•	Delivering on Financial Commitments: We delivered on our financial commitments:

Targeted Performance at Start of FY13	Actual FY13 Performance
Diluted EPS of approximately 6% to 8% growth, adjusted for items impacting comparability	Diluted EPS of $2.16,* adjusted for items impacting comparability, which represents 17% growth
3% growth in annual net sales	Annual net sales growth in our combined Commercial Foods and Consumer Foods segments of 6.5%. With the addition of Ralcorp, annual net sales growth totaled 15.9%.
Operating cash flow in excess of $1.2 billion	Operating cash flow exceeded $1.4 billion

*	Fiscal 2013 reported EPS was $1.85. A reconciliation for Regulation G purposes is included in Appendix A to this Proxy Statement.

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Growing our Private Brand Business: We became the largest private brand food company in North America during fiscal 2013, by successfully completing the $5.07 billion acquisition of Ralcorp (plus assumed liabilities) on January 29, 2013, positioning us as the clear leader in private branded packaged foods. Management began the complex and critical process of integrating the Ralcorp business in the second half of the fiscal year.

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Growing our Core and Adjacencies: We continued investing in our core and expanding into adjacencies. We significantly increased brand investment and introduced innovative new products, leading to segment operating profit growth in both the Consumer Foods and Commercial Foods segments and sequential volume improvements in the Consumer Foods segment. We also acquired the Bertolli® and P.F. Chang’s® Home Menu frozen meals businesses during fiscal 2013.

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Flour Milling Operations: We announced plans to contribute our milling business – ConAgra Mills – to a new joint venture to create a premier flour milling company, which we believe will help this business unlock greater innovation, customer service, efficiencies and, over time, profitability.

•	Smart Capital Deployment:

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We raised over $6 billion through debt issuances at very attractive interest rates to support the Ralcorp acquisition, and committed to repay $1.5 billion of borrowings by the end of fiscal 2015. By the end of fiscal 2013, we had made good progress on this goal, and repaid in excess of $400 million.

¡

We raised our dividend to an annualized rate of $1.00 per share during fiscal 2013 and reiterated our commitment to maintaining a top-tier payout, even as we pursue our aggressive debt repayment objectives.

Management is also proud of its ability to achieve these results with a continued focus on people and citizenship.

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Investing in People: We continued investing in our people during fiscal 2013. We continued to make strides in our employee safety performance during fiscal 2013, with 27 facilities logging no recordable injuries during the year. Also, our talent management focus on recruitment, retention and development is helping us build a strong bench of talent that is “ready now” for promotion and advancement. Employee wellness remains a priority for us as well, and in fiscal 2013, almost 40 percent of our employees participated in our wellness program, with a 79 percent participation rate among our salaried employees, putting our engagement in wellness above most benchmarks for world-class participation.

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Corporate Citizenship: We continued our focus on corporate citizenship during fiscal 2013 and achieved a listing on the Dow Jones Sustainability Indices for North America and the World. In addition, during fiscal 2013, our employees helped make a difference in their local communities as described earlier in this Proxy Statement under “Commitment to Investing in Our People, Sustainable Business Practices and Corporate Citizenship.”

Stockholders were rewarded for this performance during fiscal 2013, with significant stock price appreciation from our closing market price at the start of the fiscal year.

From a three-year perspective, we had varied business performance in the fiscal 2011 through 2013 period. As we have discussed in prior years’ CD&As, a weak consumer environment and rapid escalation of input cost inflation were challenges of both fiscal years 2011 and 2012, and dampened profit growth during that time. We reacted to this difficult external environment with a focus on value, disciplined pricing and aggressive productivity. These efforts yielded results in fiscal 2013 as we leveraged our investments for growth.

The performance results discussed here drove the payout determinations under our fiscal 2013 management incentive plan and the fiscal 2011 to 2013 cycle of our performance share plan. From a short-term incentive perspective, the Committee considered that certain items, like the Ralcorp acquisition and other acquisitions that occurred after the start of the fiscal year, were not incorporated into our annual operating plan for the fiscal year and should thus be disregarded in determining whether metrics for the fiscal 2013 management incentive plan were satisfied. However, because the three-year goals in the fiscal 2011 to 2013 cycle of the performance share plan were intended to align with our strategic plan, which contemplated both organic growth and growth from acquisitions, the

Committee determined it was appropriate to include the benefit from the Ralcorp financial results in determining whether the metrics for the fiscal 2011 to 2013 cycle were met. The results also impacted the Committee’s decisions regarding base salaries for our senior officers for fiscal 2014. In remaining committed to our pay for performance philosophy, the Committee took the following actions in July 2013:

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awarded fiscal 2013 management incentive plan payouts to our named executive officers in amounts ranging from 113% to 118% of the targeted opportunities, in line with plan formulas and financial results and impacted by the factors described below under “Named Executive Officer Considerations”;

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awarded payouts under the fiscal 2011 to 2013 cycle of the performance share plan at 66% of targeted opportunities, in line with plan formulas and positively impacted by the Ralcorp acquisition during the three-year performance period; and

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increased the fiscal 2014 base salaries of two named executive officers as follows: Mr. Gehring: from $525,000 to $600,000, reflecting the significant growth in his role and substantial contributions to the success of the Ralcorp transaction; and Ms. Batcheler: from $460,000 to $500,000, reflecting her continued growth in her role, significant contribution to the success of the Ralcorp transaction and demonstrated results as a trusted advisor to the senior leadership team and the organization in all aspects of the organization’s legal matters.

The Committee believes that these actions appropriately reflect its commitment to rewarding executives based on actual performance results and aligning management’s interests with those of our stockholders.

Objectives of Our Compensation Program

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of annual and long-term goals and sustainable growth in stockholder value. The Committee believes that the program must accomplish five objectives:

1.	Reward performance and be strongly aligned with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value.

2.	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks to the company.

3.	Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

4.	Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

5.	Promote and reward long-term commitment, and longevity of career with ConAgra Foods.

The Committee’s design of the compensation program with multiple objectives in mind helps mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of the company. Late in fiscal 2013, with the assistance of Finance, Human Resources and Legal department personnel, and Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant, the Committee undertook a risk review of our compensation programs for all employees. The analysis focused primarily on legacy ConAgra Foods programs since plans and practices of the recently acquired Ralcorp business were in the process of being terminated or modified. Based on the review, we believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. For example, our programs:

•	focus employees on a balance of short- and long-term goals;

•	consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric;

•	allow for discretionary adjustments to ultimately determine incentive plan payouts, to ensure linkage between payouts and the “quality” of performance;

•	employ a greater portion of fixed pay (in other words, salaries) at less senior levels of the organization;

•	cap maximum incentive opportunities;

•	require stock ownership for approximately 185 of our most senior employees;

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enable the clawback of excess amounts paid to any of our senior officers under our incentive plans in the event of a material restatement of our financial statements resulting from the fraudulent, dishonest or reckless actions of the senior officer;

•	prohibit directors and executive officers, including our named executive officers, from hedging their ownership of ConAgra Foods stock;

•	are overseen by the Committee and the Board, which have a range of strong processes and controls in place to enable diligent and prudent decision-making; and

•	pay incentive compensation only after our financial results are complete and the Committee has certified our performance results.

We believe our compensation policies and practices are balanced, aligned with creating shareholder value, and do not create risks that are reasonably likely to have a material adverse effect on the company.

Design and Approval of Our Fiscal 2013 Program

The Committee considered a variety of factors when approving the executive compensation program and setting pay for fiscal 2013, including the following:

•	strong stockholder support of our named executive officer compensation (over 89% of the shares voted) in the 2012 “say-on-pay” vote;

•	company and individual performance in prior years, and expectations for the future;

•	individual pay histories;

•	the general business environment in which compensation decisions were being made;

•	the degree of difficulty of targeted incentive performance metrics;

•	external and internal pay comparisons;

•	the level of risk-taking the program would reward;

•	the advice and counsel of its independent compensation consultant, Frederic W. Cook & Co., Inc.;

•	practices and developments in compensation design and governance; and

•	the potential complexity of each program, preferring programs that were transparent to participants and stockholders and easily administered.

Each of the factors listed above is important to the Committee. Although the Committee uses internal and external pay comparison data as a market check on its compensation decisions, the Committee recognizes that over-reliance on external comparisons can be of concern, and the Committee is mindful of the value and limitations of benchmarking data. The Committee’s first step in using external data for fiscal 2013 was thus the identification of an appropriate peer group. Shortly before the start of fiscal 2013, Frederic W. Cook & Co., Inc. prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on the following criteria:

•	operations (similar size and industry);

•	talent (similar labor and customer markets); and

•	investment profile (similar performance characteristics, growth orientation, similar business cycles, volatility and access to capital).

At the Committee’s direction, the consultant recommended companies with annual revenues between one-third to three times our own. If a larger or smaller company was a direct competitor for business or executive talent, and similar in business nature, the consultant was permitted to include it. To further enhance the comparability of the companies included in the peer group, the consultant used regression analysis as needed to adjust the compensation data on a comparable basis to the size of the peer group in the aggregate. The Committee also asked the consultant to ensure that the peer group would be large enough to withstand unanticipated changes in our, or an included company’s, structure or compensation programs. Ultimately, the Committee approved the following peer group for fiscal 2013:

Campbell Soup Company	The Hershey Company	McCormick & Company, Inc.
Clorox Company	H.J. Heinz Company	Molson Coors Brewing Company
The Coca-Cola Company	Hormel Foods Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kellogg Company	Sara Lee Corporation
Dean Foods Company	Kimberly-Clark Corporation
General Mills, Inc.	Kraft Foods Inc.

This same group was used in fiscal years 2010 through 2012. At the time of approval, the median revenue of the peer group listed above was similar to ours; all of the companies fell within a range of approximately one-quarter to three and one-half times our annual revenue, with the exception of PepsiCo, Coca-Cola and Kraft (at the time). Despite PepsiCo, Coca-Cola and Kraft (at the time) having revenues larger than three times ours, the Committee determined to keep these companies in the peer group due to their status as a direct competitor for business and executive talent.

The Committee used data from this peer group, together with general industry data, as a market check on its fiscal 2013 compensation decisions. However, this was just one of many factors, listed in the bullet points above, that played a role in compensation decisions.

Given this actual practice, the Committee recently reviewed its position on directional market positioning for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, and total direct compensation levels and determined to no longer maintain specific target ranges for these compensation elements. The Committee will continue to use peer data mindfully, as one of many tools for assessing the market competitiveness and appropriateness of executive pay opportunities.

With significant changes in our company and the broader packaged food industry over the past 18 months, changes to the peer group for fiscal 2014 were approved. These changes include elimination of Sara Lee Corporation, McCormick & Company and Molson Coors and adding Altria Group, Dr. Pepper Snapple, Mondelez and Tyson Foods. Subsequent to the approval of the peer group, H. J. Heinz Company was acquired and is no longer a public company.

Management’s Role in the Design and Approval of our Programs. Mr. Rodkin, our CEO, played an important role in two key areas of the design and approval of fiscal 2013 executive compensation.

1.	Helping Choose Performance Metrics and Assessing Results. A critical part of the process of designing compensation programs and making pay decisions is selecting the correct performance metrics for incentive plans and considering the extent to which the company performed against those metrics at the end of the appropriate performance periods. The Committee sought Mr. Rodkin’s input on these matters for fiscal 2013. Mr. Rodkin provided the Committee his views on the appropriate company goals to use for our fiscal 2013 incentive plans based on his understanding of investor expectations and how those expectations were reflected in our operating plans. In addition, at the end of fiscal 2013, Mr. Rodkin offered the Committee his views of the company’s actual performance against expectations. The Committee had sole authority to approve the program metrics and payouts, but found Mr. Rodkin’s input valuable.

2.	Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2013 compensation decisions, the Committee relied on regular performance evaluations of the senior leadership team and focused on the outcome of strategic projects and initiatives, whether organizational goals were met, and the leadership behaviors exhibited. The full Board participated in a formal evaluation of Mr. Rodkin’s performance for fiscal 2013. As a part of this process, Mr. Rodkin provided the Board with a self-assessment. For the other named executive officers, none of whom reports directly to the Board, Mr. Rodkin shared his assessment of their individual performance with the Committee. As part of this assessment, Mr. Rodkin provided his view on the level of salary and incentive compensation that the Committee should consider awarding to the individuals. Neither Mr. Rodkin nor any other named executive officer played a direct role in his or her own compensation determination for fiscal 2013.

Key Elements of our Fiscal 2013 Executive Compensation Program

The fiscal 2013 pay packages for our named executive officers consisted of the following primary components:

Type	Component
Incentive	Annual incentive opportunity (cash) Long-term incentive opportunity (equity)
Fixed	Salary
Retirement
Benefits

The Committee believes that using a mix of compensation types (salary, cash incentives, and equity) and performance periods (one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for fiscal 2013 was a significant percentage — more than 76% — of total compensation. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes the emphasis on stock-based compensation is the best method of aligning management interests with those of our stockholders.

Named Executive Officer Considerations. The Committee, and in the case of our Chief Executive Officer, the independent directors, specifically considered the following when setting compensation opportunities and determining final payouts for each of our named executive officers for fiscal 2013:

Mr. Gary M. Rodkin. Mr. Rodkin has been our Chief Executive Officer and a member of our Board of Directors since 2005. The Committee believes that within the company, Mr. Rodkin should have the highest ratio of incentive pay to salary and largest aggregate compensation opportunity. For fiscal 2013, consistent with this belief, the independent directors set Mr. Rodkin’s salary, annual incentive opportunity under the Management Incentive Plan, or MIP, and long-term incentive opportunities (comprised of performance shares and stock options) at a level higher than the comparable opportunities for the other named executive officers. The Committee also took into account Mr. Rodkin’s leadership, particularly in connection with developing and successfully executing the strategy to enhance our private brands presence and acquire Ralcorp, value to the company and accountability for the performance of the entire organization, and external market data.

Mr. John F. Gehring. Mr. Gehring has served as our Executive Vice President and Chief Financial Officer since 2009. Since he joined ConAgra Foods in 2002, Mr. Gehring has held roles with increasing responsibilities within our Finance organization, including responsibilities over key areas such as Accounting, Treasury, Risk, Investor Relations, Information Technology, Enterprise Business Services and Aviation. The Committee considered the significant growth in his role, the broad scope of his responsibilities, his tenure and performance against individual objectives, his key role and substantial contributions in completing the Ralcorp acquisition, internal equity, and external market data in setting his compensation opportunities and determining actual incentive payouts for fiscal 2013.

Ms. Colleen R. Batcheler: Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2009. Since she joined ConAgra Foods in June 2006 as Vice President, Chief Securities Counsel and Assistant Corporate Secretary, she quickly progressed through leadership roles within the Legal organization, being named Corporate Secretary in September 2006 and Senior Vice President, General Counsel and Corporate Secretary in February 2008. During fiscal 2010, she assumed responsibility for the company’s Government Affairs function. When setting Ms. Batcheler’s compensation opportunities and determining actual incentive payouts for fiscal 2013, the Committee considered Ms. Batcheler’s continued demonstrated growth in her role, leadership as an advisor and significant contributor to the Ralcorp acquisition, her achievement in controlling administrative cost, and demonstrated results as a trusted advisor to the senior leadership team and the organization in all aspects of the organization’s legal matters.

Mr. Brian L. Keck. Mr. Keck has served as our Executive Vice President and Chief Administrative Officer since 2010, when he joined the company. During fiscal 2013, he had responsibility for our Human Resources, Communication & External Relations, Facilities and Real Estate functions. In connection with the Ralcorp acquisition, which Mr. Keck contributed to completing, Mr. Keck also assumed responsibility for leading a dedicated, cross-functional integration team. The Committee considered Mr. Keck’s contributions to the Ralcorp transaction, extensive responsibilities, performance against individual objectives, market data and internal pay equity in setting his compensation opportunities and determining actual incentive payouts for fiscal 2013.

Mr. Paul T. Maass. Mr. Maass was the President of our Commercial Foods business until May 2013 and interim president of its Lamb Weston operation from 2010 until January 2013. In February 2013, Mr. Maass hired a new president of Lamb Weston, reporting to him. Following the end of fiscal 2013, Mr. Maass added significantly to his existing responsibilities, taking over management of the company’s private brands and foodservice businesses. His title was changed to President, Private Brands and Foodservice in June 2013. Since he joined ConAgra Foods in 1988 as a commodity merchandiser, he quickly progressed through leadership roles within our Commercial Foods businesses and assumed roles of increasing importance to the company. The Committee considered Mr. Maass’ significantly increased responsibilities, tenure and growth in a senior leadership role, business unit performance, internal equity, and external market data in setting his compensation opportunities and determining actual incentive payouts for fiscal 2013.

Mr. Andre J. Hawaux. Mr. Hawaux, who voluntarily resigned from the company shortly after the end of fiscal 2013, received the second highest overall compensation opportunity for fiscal 2013. At the start of fiscal 2013, Mr. Hawaux was serving as President of our Consumer Foods business, a position he held since 2009. From 2006 to 2009, Mr. Hawaux was our Executive Vice President, Chief Financial Officer. In setting Mr. Hawaux’s compensation opportunities for fiscal 2013, the Committee considered the significant responsibilities held by Mr. Hawaux, including the size of the business he led, as well as his tenure, fiscal 2012 business performance, internal equity, and external market data. Mr. Hawaux received a salary increase for fiscal 2013, as a result of the Committee’s consideration of the size and strategic importance of the Consumer Foods business and his performance in the face of challenging business conditions during 2012. Mr. Hawaux ceased to be an executive officer of the company on May 2, 2013. Mr. Hawaux’s fiscal 2013 MIP payout was made in accordance with plan terms and paid at a level equal to the funded amount. Mr. Hawaux forfeited any payout under the fiscal 2011 to 2013 cycle of the performance share plan.

Below is a more detailed analysis of each element of the fiscal 2013 compensation program for our named executive officers, as well as actual fiscal 2013 payouts under the programs.

Salaries. We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 24% of each named executive officer’s total compensation opportunity for fiscal 2013 was provided in the form of base salary. During July 2012, the Committee increased fiscal 2013 base salaries of several named executive officers as follows: Mr. Rodkin to $1,100,000 per year; Mr. Gehring to $525,000 per year; Ms. Batcheler to $460,000 per year; and Mr. Maass to $525,000 per year. In connection with increasing Mr. Maass’ scope of responsibility to include leading the company’s private brands and foodservice businesses in May 2013, the Committee increased Mr. Maass’ salary to $600,000. These increases were made after the Committee considered the factors further described above in “Named Executive Officer Considerations”.

Incentive Programs. Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive opportunities for fiscal 2013. Opportunities under these programs combined to represent an average 76% of the named executive officers’ compensation opportunity. Financial targets disclosed in this section are done so in the limited context of these incentive plans and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan. The fiscal 2013 MIP provided a cash incentive opportunity to approximately 2,150 employees. As described below under the heading “Tax and Accounting Implications of the Committee’s Compensation Decisions,” the Committee implemented a framework for the fiscal 2013 MIP that was intended to allow annual incentive awards to be tax deductible under Section 162(m) of the Internal Revenue Code through the use of an overarching diluted EPS goal. The Committee established fiscal 2013 MIP performance metrics that closely align with the company’s growth goals. Actual fiscal 2013 MIP payments were based on:

•	our fiscal 2013 performance against pre-established financial goals for company-wide net income and net sales;

•	the method in which we delivered actual financial results; and

•	each participant’s target award (expressed as a percentage of salary) and performance against individual objectives.

Below is a discussion of how each of these considerations was applied to the fiscal 2013 awards earned by the named executive officers.

First Consideration: Were Pre-Established Performance Goals Met? At the start of fiscal 2013, the Committee approved a change to the design of the fiscal 2013 MIP from prior year MIP programs to provide for performance metrics that more closely aligned with the company’s growth goals. The Committee approved net income and net sales goals under the fiscal 2013 MIP, and developed corresponding threshold, target and maximum incentive opportunities. The named executive officers were eligible to earn a payout equal to:

•	75% of their approved target incentive if the company achieved the target level of performance in net income; and

•	25% of their approved target incentive if the company achieved a target level of performance in net sales.

No portion of the incentive was guaranteed. Higher levels of financial performance were designed to result in payouts of up to 200% of targeted amounts.

The goals for the fiscal 2013 MIP applicable to the named executive officers were:

	Net Income	Net Sales
	(weighted at 75%)	(weighted at 25%)
Threshold:	≥$691.4 million	≥$13,448.6 million

Target:	≥$813.4 million	≥$14,156.4 million

Maximum:	≥$935.4 million	≥$14,864.2 million

The following table shows the ranges of authorized payments (expressed as a percentage of salary) for the named executive officers for the target and maximum net income and net sales goals approved for the fiscal 2013 MIP. If threshold net income and threshold net sales were not met, no payments would be made under the fiscal 2013 MIP.

	Target MIP Award	Maximum MIP Award (Net income ≥$935.4 million (75%) and net sales ≥ $14,864.2 million (25%))
Named Executive Officer	(Net income ≥$691.4 million and ≤$813.4 million (75%): Net sales including and between $13,448.6 million and <$14,156.4 million (25%))
Mr. Rodkin (1)	Up to 200% of salary	Up to 400% of salary
Mr. Gehring	Up to 100% of salary	Up to 200% of salary
Ms. Batcheler	Up to 80% of salary	Up to 160 % of salary
Mr. Keck	Up to 100% of salary	Up to 200% of salary
Mr. Maass	Up to 100% of salary	Up to 200% of salary
Former Executive Officer
Mr. Hawaux	Up to 100% of salary	Up to 200% of salary
1.	Mr. Rodkin’s employment agreement leaves his MIP opportunity uncapped, but he agreed to a cap of two times target (400% of base salary) for fiscal 2013, as he has done in prior years. His agreement does not establish a guaranteed MIP payment.

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on plan payouts, the Committee retained discretion to exclude items impacting comparability from company-wide results and adjust the performance metrics for specific items that occurred during the fiscal year. For fiscal 2013, the Committee approved adjustments to eliminate the impacts during the year of several items, including items that were not contemplated in our fiscal 2013 annual operating plan. The most notable adjustment was the removal of financial results of Ralcorp and other acquisitions that occurred after the start of fiscal 2013. For fiscal 2013, the Committee also approved adjustments to eliminate the impacts during the year of restructuring events, net hedge gains recognized within general corporate expenses, costs associated with the acquisition and integration of Ralcorp and with the proposed Ardent Mills transaction, an impairment related to assets acquired in connection with the bankruptcy of a former supplier, the net benefit of settlements relating to certain legal and environmental contingencies, the impact of certain components of pension expense that do not represent the current incremental cost of pensions, and, from net sales, the impact of volatility in wheat prices, since those prices are passed directly onto customers.

The company achieved fiscal 2013 net income of $865.9 million for MIP purposes, which was between target and maximum performance levels, and fiscal 2013 net sales of $13,904.3 million for MIP purposes, which was between threshold and target performance levels. According to the pre-established goals, this performance level equated to a payout of 119% of target MIP awards, subject to the Committee’s discretion to increase or decrease final payouts as described next.

Second Consideration: How was the Business Plan Delivered? Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year. The fiscal 2013 MIP gave the Committee discretion to increase or decrease final payouts by up to 25% based on this assessment.

Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin communicated his belief that pay levels should be commensurate with the above target performance. Mr. Rodkin emphasized the strong profit performance in the Commercial Foods segment and the sequential volume improvement in the Consumer Foods segment. He also advised the Committee of his recommendation that payouts should fund at the level earned - 119% of target - but that, consistent with the company’s pay for performance philosophy, a portion of this funded amount be set aside to reward the highest performers within the organization (at all incentive eligible levels) and that payouts at levels equal to 113% of target amount be authorized for the named executive officers prior to considering individual performance. The Committee concurred with Mr. Rodkin’s assessment.

Third Consideration: How Did Each Named Executive Officer Perform? The Committee’s final consideration in determining each named executive officer’s fiscal 2013 MIP payout was an assessment of individual performance. Mr. Rodkin’s input on the individual contribution of these leaders assisted the Committee in approving specific MIP payouts. In line with the company’s strong pay for performance philosophy, Mr. Rodkin shared his perspective that given the overall performance of the company, at a minimum, the formulaically derived payouts were appropriate for each of the named executive officers. Additionally, he recommended that several of the named executive officers be paid at slightly above the funded amount. Mr. Rodkin’s recommendation was in recognition of the significant time and efforts dedicated by Messrs. Gehring and Keck and Ms. Batcheler to successfully completing the Ralcorp transaction, and in recognition of the significant time and efforts dedicated by Mr. Maass to the proposed Ardent Mills transaction. The Committee agreed, and approved MIP payouts to the named executive officers ranging from 113% to 118% of the targeted opportunities. The full Board’s performance evaluation of Mr. Rodkin was used in determining his payout, and the Board concluded that a payout of 113% of target was appropriate for Mr. Rodkin. Under the terms of our fiscal 2013 MIP, Mr. Hawaux was entitled to an award under the plan. His actual award was paid based solely on company financial results and paid out at 113% of target.

The Committee believes that the MIP awards paid to the named executive officers for fiscal 2013 are consistent with the level of accomplishment by the company and each named executive officer.

Named Executive Officer	Award Authorized at 113% of Target	Actual MIP Payout
Mr. Rodkin	$2,486,000	$2,486,000
Mr. Gehring	$593,250	$610,750
Ms. Batcheler	$415,840	$433,340
Mr. Keck	$593,250	$610,750
Mr. Maass	$599,071	$616,570
Former Executive Officer
Mr. Hawaux	$745,800	$745,800

Long-Term Incentive Plan. The long-term incentive plan for senior officers includes an annual award of stock options and an annual award of performance shares that are settled in shares of common stock based on results over a three-year performance period. The performance shares reward the achievement over the three-year performance period of metrics likely to have a significant impact on enterprise value. The program also rewards stock price appreciation directly through the granting of stock options. The ultimate value of earned performance shares, which are paid in stock, is also impacted directly by stock price.

The number of stock options and targeted performance shares granted, per named executive officer, has generally been flat in recent years, other than in connection with promotions. Instead of determining performance share grant sizes using a targeted dollar value, and then dividing that value by our stock price on the date of grant, the Committee has historically used a fixed share approach to determine target awards. The number of stock options granted was based on a determination that each full value share opportunity was equivalent to five options. Fiscal

2013 was a transformational year for ConAgra Foods, and the value of our stock increased significantly as a result. For fiscal 2014 and forward, the Committee has determined to use a value approach to setting performance share grant sizes. Grant sizes will be determined by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock for the 30 trading days prior to, and not including, the date of grant. The Committee also intends to use a six-to-one ratio in determining stock option grant sizes.

The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in both the executive pay program overall and this program in particular evidences this belief. We describe each component of the plan below.

Stock Options. The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. All options granted for fiscal 2013 have an exercise price equal to the closing market price of our common stock on the date of grant, a ten-year term, and vest 40% on the first anniversary of the grant date, subject to the executive’s continued employment with the company. The remaining portion of the award vests in equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment. The grant date fair value of the stock options awarded to our named executive officers is included in the “Option Awards” column of the Summary Compensation Table – Fiscal 2013. The number of options granted to each named executive officer under the fiscal 2013 option program is set forth below. The Committee considered the factors discussed above under the heading “Named Executive Officer Considerations” when determining grant sizes by individual. All grants were made on July 16, 2012 with an exercise price of $24.74 per share.

Named Executive Officer	Stock Options Granted For Fiscal 2013 Program
Mr. Rodkin	500,000
Mr. Gehring	160,000
Ms. Batcheler	120,000
Mr. Keck	160,000
Mr. Maass	160,000
Former Executive Officer
Mr. Hawaux	160,000

Performance Shares. Performance shares represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set, three-year performance goals. For each of the three performance cycles in effect during fiscal 2013, the targeted number of performance shares for each named executive officer was as set forth in the table that follows.

Named Executive Officer	Performance Shares Granted for Fiscal 2013 to 2015 Cycle	Performance Shares Granted for Fiscal 2012 to 2014 Cycle	Performance Shares Granted for Fiscal 2011 to 2013 Cycle
Mr. Rodkin	100,000	100,000	100,000
Mr. Gehring	32,000	32,000	32,000
Ms. Batcheler	24,000	24,000	24,000
Mr. Keck	32,000	32,000	32,000
Mr. Maass	32,000	24,000	24,000
Former Executive Officer
Mr. Hawaux	32,000	32,000	32,000

The grant date fair value of the performance shares, granted in July 2012 for the fiscal 2013 to 2015 cycle, is based on the probable outcome of the performance conditions, and is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2013. The Committee considered the factors discussed above under the heading “Named Executive Officer Considerations” when determining grant sizes by individual.

Fiscal 2011 to 2013 Cycle: The actual number of shares of common stock earned for the fiscal 2011 to 2013 performance share cycle was determined based on the company’s performance against goals for earnings before income taxes, or EBIT, growth and return on average invested capital, or ROAIC. The Committee selected these financial metrics at the beginning of the cycle because it believed these metrics have a positive impact on stockholder value. These metrics are calculated as follows:

•	EBIT: Net interest expense + income tax expense + income from continuing operations. Similar to the MIP, adjustments may be made for unusual items.

•

ROAIC: (EBIT x (1- the company’s tax rate)) / average invested capital. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities. Adjustments may be made to these calculations for unusual items.

The table below includes performance targets for a payout of 100% of the targeted shares granted for the fiscal 2011 to 2013 performance share cycle. Targets for the fiscal 2011 to 2013 cycle were designed such that lower levels of combined EBIT growth and ROAIC would be rewarded at significantly less than a full payout of the granted performance shares. The fiscal 2011 to 2013 cycle required EBIT growth of at least 4.0% for a payout to occur, regardless of ROAIC performance.

Fiscal 2011 to 2013 Cycle Growth Targets

Minimum EBIT Growth for Payout to Occur (regardless of ROAIC performance)	4%

3-Year Compound EBIT Growth Target	8%

3-Year Average ROAIC Target	13%

The maximum number of shares that could have been earned under the fiscal 2011 to 2013 cycle of the performance share plan was 200% of the targeted number of performance shares. No awards were guaranteed under this cycle and the number of shares that could have been earned under this cycle interpolates between zero and two times target.

At the end of fiscal 2013, the fiscal 2011 to 2013 cycle of the long-term program concluded. We delivered a combined level of three-year compound EBIT growth and three-year average ROAIC over the performance period (after adjustments) that equaled a funding level of approximately 66% of target. This funding level was achieved through the delivery of three-year compound EBIT growth of approximately 5.5%, and a three-year average ROAIC of approximately 12.6%. EBIT growth and average ROAIC for the fiscal 2011 to 2013 cycle were calculated taking into account the adjustments to net income discussed above under the fiscal 2013 MIP, as well as adjustments to eliminate gains from (1) the accounting impact of acquiring a majority interest in our Indian affiliate and (2) the sale of assets during the three-year period. In addition, Ralcorp’s EBIT for the period that we owned the business, and one-third of Ralcorp’s capital for the period that we owned the business were included in the calculation. Because the cycles are intended to take into account long-term performance, including benefits from capital allocation decisions such as completing acquisitions, the Committee determined it was appropriate to include the Ralcorp financial results in determining whether the goals for this cycle were met.

The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2013 for the fiscal 2011 to 2013 cycle (amounts include dividend equivalents, which were paid in additional shares). Pursuant to the terms of the performance share plan, Mr. Hawaux did not receive a payout of performance shares under the fiscal 2011 to 2013 cycle as he resigned from the company prior to the date financial results were certified and payouts made.

Named Executive Officer	Target Performance Shares Granted for Fiscal 2011 to 2013 Cycle	Actual Performance Shares Earned for Fiscal 2011 to 2013 Cycle
Mr. Rodkin	100,000	73,571
Mr. Gehring	32,000	23,543
Ms. Batcheler	24,000	17,657
Mr. Keck	32,000	23,543
Mr. Maass	24,000	17,657

Fiscal 2012 to 2014 and Fiscal 2013 to 2015 Cycles: For the fiscal 2012 to 2014 and fiscal 2013 to 2015 cycles of the performance share plan, the Committee approved a change to the performance metrics. In lieu of EBIT and ROAIC goals, the Committee approved goals based on our three-year average cash flow return on operations, which we refer to as CRO, and three-year average net sales growth. The Committee made this change following a review with management and its compensation consultant of financial metrics that would have strong alignment between participant incentives and the behaviors necessary to drive business success in line with investor expectations.

Primary Metric Based on CRO. The primary metric for the fiscal 2012 to 2014 and fiscal 2013 to 2015 cycles, CRO, is calculated by dividing operating cash flow by average invested capital as follows:

Operating Cash Flow	=	Net income from continuing operations + Depreciation and amortization expense +/- change (current fiscal year vs. prior fiscal year) in average “Trade Working Capital” (13 point average)
Average Invested Capital	=	Interest bearing debt + Equity (13 point average)

The maximum number of shares that can be earned under the primary metric of CRO for each of these cycles is 200% of the targeted number of performance shares. Achievement of a threshold level of three-year average CRO of 12.0% for each of the fiscal 2012 to 2014 cycle and fiscal 2013 to 2015 cycle results in a threshold payout equal to 25% of each participant’s approved target opportunity. For the fiscal 2012 to 2014 cycle, target CRO is 14.4% and could result in a payout equal to 100% of each participant’s approved target opportunity, and maximum CRO of 15.6% could result in a payout equal to 200% of each participant’s approved target opportunity, in each case subject to application of Committee discretion. For the fiscal 2013 to 2015 cycle, target CRO is 15.1% and could result in a payout equal to 100% of each participant’s approved target opportunity, and maximum CRO of 16.4% could result in a payout equal to 200% of each participant’s approved target opportunity, in each case subject to application of Committee discretion.

Secondary Metric Based on Net Sales Growth. If CRO of 13.2% is achieved in the fiscal 2012 to 2014 cycle, and if CRO of 13.3% is achieved in the fiscal 2013 to 2015 cycle, an additional payout may be made based on the secondary metric of three-year average net sales growth. The additional payout under this secondary metric can be up to a maximum of 20% of target, if average net sales growth of 6% or more is achieved for each cycle. Average net sales growth below 2% during the respective cycles would not be rewarded.

As a result of the two-metric structure, high levels of financial performance can result in payouts up to a total of 220% of targeted shares under each of these cycles, 200% based on the primary metric, CRO, and 20% based on the secondary metric, average net sales growth.

For all cycles, the Committee maintains the ability to adjust financial metrics to account for items impacting comparability. The recent Ralcorp acquisition and financing activities related thereto are a likely source of future adjustments given the performance share plan’s focus on our return expectations pre-Ralcorp. The Ralcorp transaction has already been accretive to our EPS but, as previously discussed with investors, we have downwardly revised our expectations for return on invested capital for the next several years because of the acquisition. Management made the decision to accept near-term returns that are below long-term targets because of the strategic significance of this transaction, a trade-off frequently made in strategic M&A. Specific impacts are currently being analyzed although increasing complexity is expected as management continues the critical process of integrating the Ralcorp business and its financial systems and results into ConAgra Foods’. The integration will make it difficult to identify and adjust for Ralcorp specific items impacting CRO and net sales for the outstanding fiscal 2012 to 2014 and fiscal 2013 to 2015 cycles of the performance share plan. However, because management’s decision to acquire Ralcorp has significantly, positively affected stockholder value, the Committee, with the aid of its compensation consultant, will continue to evaluate the impact of the Ralcorp transaction and its financing on these metrics. The Committee’s goal will continue to be aligning pay and performance and incenting senior leaders to make decisions that advance our long-term, sustainable growth.

The fiscal 2012 to 2014 and fiscal 2013 to 2015 cycles of the performance share plan are ongoing and thus no payouts have yet been earned.

Other Features. Performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows for pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. To date, however, the Committee has not used this discretion. Both this exception and discretion are subject to satisfaction of the performance goals. Dividend equivalents are paid on the portion of performance shares actually earned, and are paid at the regular dividend rate in shares of our stock.

Other Fiscal 2013 Compensation. The additional elements of our compensation program for the named executive officers during fiscal 2013 were as follows:

Discretionary Bonus or Equity Grant. The Committee may choose to approve a sign-on or discretionary bonus or equity grant for a senior officer if it deems it necessary as a recruitment tool or to recognize extraordinary performance. Discretionary cash bonuses are included in the “Bonus” column of the Summary Compensation Table – Fiscal 2013 and the grant date fair value of a sign-on or discretionary equity award is included in either the “Stock Awards” or “Option Awards” column of the table, as appropriate. During fiscal 2013, the Committee granted restricted stock units to three named executive officers who were instrumental to the acquisition of Ralcorp. The grants were in recognition of the significant time and effort these executives dedicated to successfully completing the transaction and the terms on which the transaction was completed: Mr. Gehring: 4,601 restricted stock units; Ms. Batcheler: 4,601 restricted stock units; and Mr. Keck: 3,068 restricted stock units. These restricted stock units vest 100% one year after the date of grant of February 26, 2013, as described further in the Outstanding Equity Awards at Fiscal Year-End – Fiscal 2013 table below. In connection with increasing Mr. Maass’ scope of responsibility to include leading the company’s private brands and foodservice businesses in May 2013, the Committee granted him 15,000 restricted stock units. These restricted stock units vest 100% three years after the date of grant of May 15, 2013, as described further in the Outstanding Equity Awards at Fiscal Year-End – Fiscal 2013 table below. No sign-on or discretionary cash bonuses were made to named executive officers during fiscal 2013.

Benefit Programs. We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental and vision coverage, and life and disability insurance. The company and employee participants share in the cost of these programs. We also offer a matching-gifts program through our ConAgra Foods Foundation. To maximize community impact, the ConAgra Foods Foundation will match, dollar for dollar, donations employees make to eligible organizations, up to $1,000 in a calendar year. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2013.

With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers are entitled to participate in these plans on the same terms as other employees.

Some of the named executive officers and other employees at various levels of the organization participate in a non-qualified pension plan, non-qualified 401(k) plan and/or voluntary deferred compensation plan. The non-qualified pension and non-qualified 401(k) plans permit us to pay retirement benefits in amounts that exceed the limitations imposed by the Internal Revenue Code under our qualified plans. With respect to the non-qualified pension plan, the employment agreement entered into with Mr. Rodkin upon his hiring in 2005 provided that, as long as he remained employed until age 60, years of service for purposes of calculating benefits will be credited at a three-for-one rate until he has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit. The Committee has not offered additional years of credited service under the pension plan to other named executive officers.

The company’s deferred compensation plan allows the named executive officers, as well as a broader group of approximately 800 employees, to defer receipt of up to 50% of their base salary and 85% of their annual cash incentive compensation. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2013. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2013” and “Non-Qualified Deferred Compensation – Fiscal 2013” below.

Perquisites. The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. In particular, each of the named executive officers was entitled to participate in an executive physical program during fiscal 2013. The company covered the cost of the physical, although the executive was responsible for the taxes associated with the program. As an alternative to participation in the executive physical program, each of the named executive officers was entitled to elect participation in a medical access program, with the cost of the program imputed to the executive as taxable income. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2013.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, in 2007 we entered into an aircraft time share agreement with Mr. Rodkin. Under the agreement, Mr. Rodkin is responsible for reimbursing us, in cash, in amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We do not charge Mr. Rodkin for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries).

Change of Control / Severance Benefits. We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness.

Following a review of market practices during fiscal 2012, the Committee adopted a policy that any future change in control benefits will be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change of control program participation, the individual will not be entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to future participants would be inappropriate relative to best executive pay practices. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments Upon Termination or Change of Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements with our named executive officers (Messrs. Rodkin and Keck). Our existing severance arrangements with the named executive officers are also described under the heading “Potential Payments Upon Termination or Change of Control”.

Employment and Letter Agreements. We are a party to an employment agreement with Mr. Rodkin. Mr. Rodkin’s employment agreement generally describes his duties and responsibilities, provides for a minimum base salary and vacation allowance, and subjects Mr. Rodkin to our stock ownership guidelines and to customary confidentiality and one-year non-competition and non-solicitation restrictions. The agreement also provides for indemnification, participation in our annual incentive program at a minimum target opportunity of 200% of base salary, and participation in our long-term incentive programs, our employee and executive pension and deferred compensation plans, our 401(k) plan and our welfare benefit plans and programs. For more information about the terms of Mr. Rodkin’s participation in our pension plans and deferred compensation plans, as provided for in the agreement, see below under the headings “Pension Benefits – Fiscal 2013” and “Non-Qualified Deferred Compensation – Fiscal 2013”. The agreement also provides for severance, termination and change of control benefits further described below under the heading “Potential Payments Upon Termination or Change of Control”.

We are also a party to a letter agreement with Mr. Keck. Mr. Keck’s 2010 letter agreement provides for a minimum base salary and his participation in our annual and long-term incentive programs, our employee pension plan, our 401(k) plan and our welfare benefit plans and programs. The letter agreement also provides for severance, termination and change of control benefits further described below under the heading “Potential Payments Upon Termination or Change of Control”. Mr. Keck’s letter agreement also provided for a grant of 40,000 restricted stock units that vest over three years, as described further in the Outstanding Equity Awards at Fiscal Year-End – Fiscal 2013 table below, and subjects him to our stock ownership guidelines.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 185 of our senior employees and the guidelines, represented as a percentage of salary, increase with greater responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with stockholder interests. The named executive officers are expected to reach their respective ownership requirement within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of July 31, 2013.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary) (1)
Mr. Rodkin	600%	2,462%
Mr. Gehring	400%	864%
Ms. Batcheler	300%	587%
Mr. Keck (2)	400%	348%
Mr. Maass (2)	400%	340%

1.	Based on the average daily price of our common stock on the NYSE for the 12 months ended July 31, 2013 ($31.478) and executive salaries in effect on July 31, 2013.

2.	Mr. Keck joined the company in September 2010 and Mr. Maass became an executive officer in October 2010.

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. All equity awards are granted with an exercise price (if applicable)

equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting.

In most instances, when management proposes an off-cycle award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regularly scheduled Committee meeting. In connection with the integration of Ralcorp, the Committee delegated authority to Mr. Rodkin and our Chief Human Resources Officer, to approve small equity grants to non-senior officers who are being given roles in the newly combined organization. Governance protocols have been approved to ensure appropriate Committee oversight of this limited delegation.

In the event management proposes a sign-on grant for a senior officer and a grant-related decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire. The Committee has not delegated any authority to approve equity grants to senior officers.

Additional Information on the Committee’s Compensation Consultant

The Committee engages Frederic W. Cook & Co., Inc. directly to assist it in obtaining and reviewing information relevant to compensation decisions. The independence and performance of the consultant are of the utmost importance to the Committee. Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. Given the focused scope of Frederic W. Cook & Co., Inc.’s services, no management-generated fees are expected with this firm. For fiscal 2013, Frederic W. Cook & Co., Inc. did not provide any additional services to us or our affiliates. The Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis, and conducts a formal evaluation of the consultant annually. The Committee has assessed the independence of Frederic W. Cook & Co., Inc., as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Frederic W. Cook & Co., Inc. during fiscal 2013. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by Frederic W. Cook & Co, Inc.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, other than the chief financial officer, who are employed as of the end of the fiscal year. This limitation does not apply to qualified performance-based compensation under federal tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance metrics approved by our stockholders. The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully tax deductible.

For fiscal 2013, all annual incentive and performance share awards to covered employees were subject to, and made in accordance with, performance-based compensation arrangements that were intended to qualify as tax deductible. In order to achieve this result, the Committee approved a framework in which (1) maximum awards under these incentive programs would be authorized upon attainment of diluted EPS of $0.50 per year of the performance period (compared to actual fiscal 2013 diluted EPS of $1.85) and (2) negative discretion would be applied by the Committee to decrease authorized awards based upon the program frameworks described above (that is, based on net income and net sales results for the MIP, and EBIT and ROAIC, or CRO and net sales growth results for the performance share plan). The Committee intends to continue using this type of approach to preserve the tax deductibility of its compensation arrangements in the future. However, the Committee does retain the discretion to make payments or grants of equity that are not fully deductible (for example, a portion of Mr. Rodkin’s salary) when, in its judgment, those payments or grants are needed to achieve its overall compensation objectives.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the company’s Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2013.

ConAgra Foods, Inc. Human Resources Committee

Steven F. Goldstone	Joie A. Gregor
W.G. Jurgensen	Ruth Ann Marshall
Ken Stinson, Chairman

Summary Compensation Table – Fiscal 2013

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2013 and for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2013, as well as for Mr. Hawaux, who ceased to be an executive officer prior to the end of fiscal 2013 but who otherwise would have qualified to be a named executive officer. Because Mr. Maass was not a named executive officer for fiscal 2011, information about his compensation for fiscal 2011 is not included. The amounts in the following Summary Compensation Table for Messrs. Rodkin and Keck are based in part on written agreements in place between ConAgra Foods and these individuals as discussed in the CD&A and “Potential Payments Upon Termination or Change of Control”. For more information about the material terms of our employment agreement with Mr. Rodkin, our letter agreement with Mr. Keck and our change of control agreements with each of our named executive officers, see “Employment Agreement and Letter Agreements” in the CD&A above and “Potential Payments Upon Termination or Change of Control” below. For more information about our named executive officers’ mix of base salary and annual incentive compensation to their total compensation, see the discussion under “Key Elements of our Fiscal 2013 Executive Compensation Program” in CD&A above.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Gary M. Rodkin	2013	1,086,538	-	2,474,000	1,465,000	2,486,000	3,058,770	141,477	10,711,785
CEO and	2012	1,000,000	-	2,615,000	1,630,000	1,560,000	3,384,557	76,570	10,266,127
President	2011	1,000,000	-	2,136,000	1,675,000	440,000	3,081,026	174,954	8,506,980

John F. Gehring	2013	521,635	-	947,286	468,800	610,750	200,278	37,693	2,786,442
EVP and Chief	2012	500,000	-	836,800	521,600	390,000	234,903	30,690	2,513,993
Financial Officer	2011	494,231	-	683,520	536,000	110,000	221,123	45,019	2,089,893

Colleen R. Batcheler	2013	456,635	-	749,366	351,600	433,340	29,204	13,629	2,033,774
EVP, General Counsel and	2012	435,000	-	627,600	391,200	271,440	27,843	13,186	1,766,269
Corporate Secretary	2011	429,615	-	512,640	402,000	76,600	15,301	11,012	1,447,168

Brian L. Keck	2013	525,000	-	895,440	468,800	610,750	36,133	37,547	2,573,670
EVP and Chief	2012	525,000	-	836,800	521,600	409,500	49,588	67,984	2,410,472
Administrative Officer	2011	381,635	100,000	1,476,480	440,000	115,500	-	299,918	2,813,533

Paul T. Maass	2013	523,173	-	1,334,080	468,800	616,570	122,978	18,043	3,083,644
President, Private	2012	475,000	-	627,600	391,200	475,000	332,138	18,092	2,319,030
Brands and Foodservice

Former executive officer
Andre J. Hawaux	2013	657,308	-	791,680	468,800	745,800	207,628	56,287	2,927,503
Former President,	2012	640,000	-	836,800	521,600	450,000	189,806	34,438	2,672,644
Consumer Foods	2011	629,231	-	683,520	536,000	140,800	188,675	63,624	2,241,850

1.	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2013, the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2013, the grant date fair value of these awards would have been: Mr. Rodkin, $5,442,800; each of Messrs. Gehring, Keck and Maass $1,741,696; and Ms. Batcheler, $1,306,272. Because Mr. Hawaux departed the company prior to the payout of performance shares, he forfeited all performance shares awarded under outstanding cycles of the performance share plan. Mr. Gehring, Mr. Keck, and Ms. Batcheler were each awarded a grant of restricted stock units in February 2013 in recognition of their contributions to the Ralcorp transaction. Mr. Maass was awarded a grant of restricted stock units in May 2013 in recognition of his increased scope of responsibility to include leading the company’s private brands and foodservice businesses. A description of the performance share plan and grants of restricted stock units is included in our CD&A.

2.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted during the reported fiscal years. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended May 26, 2013. A description of stock option grants under our long-term incentive plan is included in our CD&A.

3.	For fiscal 2013, reflects awards earned under our annual incentive plan. A description of the fiscal 2013 MIP is included in our CD&A.

4.	The measurement date for pension value for fiscal 2013 was May 26, 2013. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2013, the entire amount reflects change in pension amounts rather than non-qualified deferred compensation earnings. For Mr. Rodkin, the change in pension value does not reflect the offset from his former employer. If included, the estimated value would be negative $869,211.

5.	The components of fiscal 2013 “All Other Compensation” include nominal recognition awards made through an internal employee-driven recognition program in the amount of $25 provided to each of Mr. Rodkin and Ms. Batcheler, in addition to the following:

	Perquisites and Personal Benefits (a)
Named Executive Officer	(Column 1) Personal Use of Aircraft $	(Column 2) Exec Physical / Security Costs / Home Office $	(Column 3) Matching Gifts $	(Column 4) Company Contribution to Defined Contribution Plans $	(Column 5) Group Term Life Insurance $
Mr. Rodkin	49,827	(b)	-	77,339	(b)
Mr. Gehring	(b)	(b)	-	25,951	(b)
Ms. Batcheler	-	(b)	-	10,423	(b)
Mr. Keck	-	(b)	-	27,773	(b)
Mr. Maass	(b)	(b)	-	(b)	(b)
Former executive officer
Mr. Hawaux	(b)	(b)	(b)	32,832	(b)

(a)	All amounts shown are valued at the incremental cost to us of providing the benefit. With respect to Mr. Rodkin’s use of company aircraft (Column 1), Mr. Rodkin is a party to an aircraft time share agreement with us. Under this agreement, Mr. Rodkin reimbursed us, in cash, amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We did not charge Mr. Rodkin for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). The amount shown for Mr. Rodkin in Column 1 reflects the company’s incremental cost of conducting such personal flights, reduced by the amounts billed and paid under the time share arrangement.

(b)	For Columns 1 through 3, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000. For Columns 4 and 5, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $10,000.

Grants of Plan-Based Awards – Fiscal 2013

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2013 to the named executive officers. All equity-based grants were made under the stockholder-approved ConAgra Foods 2009 Stock Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securi- ties Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr.	7/16/2012	-	2,200,000	4,400,000							N/A
Rodkin	7/16/2012				25,000	100,000	220,000				2,474,000
	7/16/2012								500,000	24.74	1,465,000
Mr.	7/16/2012	-	525,000	1,050,000							N/A
Gehring	7/16/2012				8,000	32,000	70,400				791,680
	7/16/2012								160,000	24.74	468,800
	2/26/2013							4,601			155,606
Ms.	7/16/2012	-	368,000	736,000							N/A
Batcheler	7/16/2012				6,000	24,000	52,800				593,760
	7/16/2012								120,000	24.74	351,600
	2/26/2013							4,601			155,606
Mr.	7/16/2012	-	525,000	1,050,000							N/A
Keck	7/16/2012				8,000	32,000	70,400				791,680
	7/16/2012								160,000	24.74	468,800
	2/26/2013							3,068			103,760
Mr.	7/16/2012	-	488,942	977,884							N/A
Maass	5/02/2013	-	41,209	82,418							N/A
	7/16/2012				8,000	32,000	70,400				791,680
	7/16/2012								160,000	24.74	468,800
	5/15/2013							15,000			542,400
Former Executive Officer
Mr.	7/16/2012	-	660,000	1,320,000							N/A
Hawaux	7/16/2012				8,000	32,000	70,400				791,680
	7/16/2012								160,000	24.74	468,800

1.	Amounts reflect grants made under the fiscal 2013 MIP discussed in our CD&A. Failure to achieve threshold performance would mean no payout under the MIP. Actual payouts earned under the program for fiscal 2013 for all named executive officers were slightly above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2013. In connection with Mr. Maass’ increase in scope of responsibility to include leading the private brands and foodservices businessesin May 2013, the Committee increased his salary. Accordingly, we show two grant dates for Mr. Maass in this column. The first, July 16, 2012, reflects approximately 11 months of MIP opportunity at his prior salary, and the second, May 2, 2013, reflects approximately one month of MIP opportunity at his increasedsalary.

2.

Amounts reflect the performance shares granted under our long-term incentive program for the fiscal 2013 to 2015 performance cycle. All awards under the fiscal 2013 to 2015 cycle, including any above-target payouts, will be earned based on our cumulative performance for the three fiscal years ending May31, 2015. The grant date fair value of these awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718) is included in the amount reported in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2013. A payout of 25% of target will be made if threshold three-year average CRO is met; if threshold is not met, no payout would be earned for the fiscal 2013 to 2015 cycle.

3.	Amounts reflect restricted stock units granted in recognition of contributions to the successful close of the Ralcorp transaction for Mr. Gehring, Mr. Keck, and Ms. Batcheler. For Mr. Maass, reflects a restricted stock unit grant made in recognition of increasing his scope of responsibility to include leading the private brands and foodservice businesses. The grant date fair value of these awards (computed in accordance with FASB ASC Topic 718) is included in the amount reported in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2013.

4.	Amounts are computed in accordance with FASB ASC Topic 718. For performance shares, the amounts disclosed are computed based on the probable outcome of the relevant performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (7)
Mr.	1,000,000	-	22.83	8/30/2015
Rodkin	480,000	-	22.72	5/25/2016
	500,000	-	26.80	7/16/2014
	500,000	-	21.26	7/15/2015
	500,000	-	19.05	7/14/2016
	350,000	150,000	23.93	7/24/2017
	200,000	300,000	26.15	7/11/2018
	-	500,000	24.74	7/15/2022
							220,000	7,649,400
							220,000	7,649,400
Mr.	80,000	-	23.14	7/24/2015
Gehring	80,000	-	26.80	7/16/2014
	40,000	-	21.26	7/15/2015
	80,000	-	19.05	7/14/2016
	112,000	48,000	23.93	7/24/2017
	64,000	96,000	26.15	7/10/2018
	-	160,000	24.74	7/15/2022
					4,601 (2)	159,977
							70,400	2,447,808
							70,400	2,447,808
Ms.	28,000	-	26.80	7/16/2014
Batcheler	40,000	-	19.05	7/14/2016
	40,000	-	21.74	9/23/2016
	84,000	36,000	23.93	7/24/2017
	48,000	72,000	26.15	7/10/2018
	-	120,000	24.74	7/15/2022
					4,601 (2)	159,977
							52,800	1,835,856
							52,800	1,835,856

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (7)
Mr.	112,000	48,000	22.13	9/30/2017
Keck	64,000	96,000	26.15	7/10/2018
	-	160,000	24.74	7/15/2022
					40,000 (3)	1,390,800
					3,068 (2)	106,674
							70,400	2,447,808
							70,400	2,447,808
Mr.	40,000	-	19.05	7/14/2016
Maass	28,000	12,000	23.93	7/24/2017
	56,000	24,000	22.61	10/13/2017
	48,000	72,000	26.15	7/10/2018
	-	160,000	24.74	7/15/2022
					15,000 (4)	521,550
							70,400	2,447,808
							70,400	2,447,808
Mr.	80,000	-	21.26	7/15/2015
Hawaux	100,000	-	16.99	1/15/2016
	160,000	-	19.05	7/14/2016
	112,000	48,000	23.93	7/24/2017
	64,000	96,000	26.15	7/10/2018
	-	160,000	24.74	7/15/2022
							70,400	2,447,808
							70,400	2,447,808

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. Mr. Hawaux’s unvested options were cancelled upon his termination of employment; his vested options can be exercised through August 30, 2013. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the named executive officers is as follows:

	Unexercisable at FYE	Vesting Schedule			Unexercisable at FYE	Vesting Schedule
		# of Shares	Vesting Date			# of Shares	Vesting Date
Rodkin	150,000	150,000	7/25/13	Keck	48,000	48,000	10/1/13
	300,000	150,000	7/11/13		96,000	48,000	7/11/13
		150,000	7/11/14			48,000	7/11/14
	500,000	200,000	7/16/13		160,000	64,000	7/16/13
		150,000	7/16/14			48,000	7/16/14
		150,000	7/16/15			48,000	7/16/15
Gehring	48,000	48,000	7/25/13	Maass	12,000	12,000	7/25/13
	96,000	48,000	7/11/13		24,000	24,000	10/14/13
		48,000	7/11/14		72,000	36,000	7/11/13
	160,000	64,000	7/16/13			36,000	7/11/14
		48,000	7/16/14		160,000	64,000	7/16/13
		48,000	7/16/15			48,000	7/16/14
Batcheler	36,000	36,000	7/25/13			48,000	7/16/15
	72,000	36,000	7/11/13	Hawaux	48,000	48,000	7/25/13
		36,000	7/11/14		96,000	48,000	7/11/13
	120,000	48,000	7/16/13			48,000	7/11/14
		36,000	7/16/14		160,000	64,000	7/16/13
		36,000	7/16/15			48,000	7/16/14
						48,000	7/16/15

2.	Reflects restricted stock units awarded to Mr. Gehring, Mr. Keck, and Ms. Batcheler in recognition of their contributions to the successful close of the Ralcorp transaction. These restricted stock units vest 100% one year after the date of grant of February 26, 2013. In the event of death, involuntary termination due to disability, position elimination or reduction in force (each of disability, position elimination or reduction in force shall be as determined in the company’s sole discretion) prior to February 26, 2014, all restricted stock units will vest on the date of such involuntary termination. In the event of termination for any other reason, all restricted stock units will be immediately forfeited.

3.	Reflects 40,000 restricted stock units awarded to Mr. Keck in connection with his hiring, which vest on October 1, 2013, or earlier on a pro-rata basis upon certain circumstances resulting in his departure from the company (described more fully on page 46).

4.	Reflects 15,000 restricted stock units awarded to Mr. Maass in recognition of his increased scope of responsibility to include leading the private brands and food service businesses. These restricted stock units vest 100% three years after the date of grant of May 15, 2013. In the event of death or normal retirement, all restricted stock units will vest on the date of death or such normal retirement. In the event of early retirement, involuntary termination due to disability, position elimination or reduction in force (each of disability, position elimination or reduction in force shall be as determined in the company’s sole discretion) prior to May, 15, 2016, all restricted stock units will vest one-third for each full year of service on the grant date anniversary. In the event of termination for any other reason, all restricted stock units will be immediately forfeited.

5.	The market value of unvested or unearned units is calculated using $34.77 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2013.

6.	Reflects, on separate lines, as of May 26, 2013, the maximum number of shares that could be earned under each of the fiscal 2012 to 2014 and fiscal 2013 to 2015 cycles of the performance share plan. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2012 to 2014 cycle will be distributed, if earned, following fiscal 2014, and shares earned under the fiscal 2013 to 2015 cycle will be distributed, if earned, following fiscal 2015. Mr. Hawaux will not receive a payout for these two cycles due to his departure from the company.

7.	The market value of unearned shares is calculated using $34.77 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2013.

Option Exercises and Stock Vested – Fiscal 2013

The following table summarizes the option awards exercised during fiscal 2013 for each of the named executive officers and the performance shares that were earned and paid out for the fiscal 2011 to 2013 cycle of the performance share plan. The performance period for the fiscal 2011 to 2013 cycle of the performance share plan ended on May 26, 2013. The column entitled “Stock Awards” below includes shares earned under that cycle for cumulative three-year performance. Mr. Hawaux separated from the company prior to the payout of the performance shares and was not entitled to a payout of performance shares under the fiscal 2011 to 2013 cycle.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Rodkin	500,000	3,408,100	66,000	2,294,820
Mr. Gehring	160,000	2,272,090	21,120	734,342
Ms. Batcheler	120,000	850,359	15,840	550,757
Mr. Keck	-	-	21,120	734,342
Mr. Maass	140,000	1,293,933	15,840	550,757
Former Executive Officer
Mr. Hawaux	340,000	2,451,336	-	-

1.	Under the plan’s terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and not shown in this table) were: 7,571 shares for Mr. Rodkin; 2,423 shares for each of Mr. Gehring and Mr. Keck; and 1,817 shares for Ms. Batcheler and Mr. Maass.

Pension Benefits – Fiscal 2013

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Ms. Batcheler and Messrs. Hawaux and Keck joined the company after June 1, 2004 and were automatically enrolled in option (B). Messrs. Gehring and Maass were employed prior to June 1, 2004 and were enrolled in option (A). Although Mr. Rodkin is enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), his employment agreement entitles him to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to him through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•

A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•

A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1.0% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2013) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service, or IRS, by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in the pension benefit once they have five years of vesting service with the company. Pension benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive.

Certain of the named executive officers also participate in a supplemental retirement plan (which we refer to in the table below as the Non-Qualified Pension). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Internal Revenue Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, an executive’s benefit under the Non-Qualified Pension is payable in installments beginning in January following the executive’s separation from service or disability, but the executive may also elect to receive payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Internal Revenue Code and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Internal Revenue Code will be delayed for six months after the date of the separation from service.

Mr. Rodkin’s employment agreement with the company, entered into in 2005, entitles him to participate in the Non-Qualified Pension with years of service, for purposes of calculating benefits under the plan, credited at a three-for-one rate (as long as he remained employed until age 60) until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. If Mr. Rodkin is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit. The Committee has not offered additional years of credited service under the pension plan to other named executive officers.

	Pension Benefits – Fiscal 2013

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3) (4)
Mr. Rodkin	Qualified Pension	7.7	$244,899
	Non-Qualified Pension	23.2	$15,982,305
Mr. Gehring	Qualified Pension	11.4	$278,692
	Non-Qualified Pension	11.4	$767,335
Ms. Batcheler	Qualified Pension	6.9	$97,435
	Non-Qualified Pension	-	-
Mr. Keck	Qualified Pension	2.7	$85,721
	Non-Qualified Pension	-	-
Mr. Maass (5)	Qualified Pension	25.0	$702,774
	Non-Qualified Pension	25.0	$116,901
Former executive officer
Mr. Hawaux	Qualified Pension	6.5	$146,941
	Non-Qualified Pension	6.5	$686,160

1.     Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2013.

2.     The number of years of credited service is calculated as of May 26, 2013, which is the pension plan measurement date used for financial statement reporting purposes.

3.     As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 7.7 years of actual service. The enhanced crediting rate provided to Mr. Rodkin in his employment agreement with the company resulted in an augmentation in benefits at May 26, 2013 of $11,898,450 (15.5 additional years). This amount does not include any offset for benefits from his prior employer. The amount of enhanced benefit after this offset is $11,115,369.

4.     The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 26, 2013.

5.     Mr. Maass is eligible for a non-qualified pension benefit that was closed and grandfathered in 2001. This benefit is calculated based on earnings of up to $280,000 per year under the terms of the grandfathered plan and is calculated based upon actual years of service.

Non-Qualified Deferred Compensation – Fiscal 2013

The table following this summary of our non-qualified deferred compensation plans shows the non-qualified deferred compensation activity for each named executive officer during fiscal 2013. The amounts shown include amounts deferred under the non-qualified 401(k) plan, which we refer to as the Non-Qualified ConAgra Retirement Income Savings Plan, or Non-Qualified CRISP, and voluntary deferred compensation plan, which we refer to as the Voluntary Deferred Comp plan. The amounts shown for the Non-Qualified CRISP include company contributions during fiscal 2013.

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Pension, the company will match the first 50% of the first 6% of salary and bonus the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of salary and bonus the employee contributes to the plan. However, the Internal Revenue Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on or about December 31st and a participant must be employed on that date to receive the contribution. The value of each account is automatically linked to the value of our common stock. Account values are updated daily based on the closing market price of our common stock on the NYSE on such day.

Generally, an executive’s account balance under the Non-Qualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. Executives may also elect to receive payment within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Internal Revenue Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A will be delayed for six months after the date of the separation from service.

Our Voluntary Deferred Comp Plan also allows management-level employees (those above a certain salary grade, which includes the named executive officers) whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and up to 85% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), a ConAgra Foods stock account, or other investment options mirrored from our qualified 401(k) plan, which we refer to as the ConAgra Foods Retirement Income Savings Plan, or the Qualified CRISP. Amounts deferred into the interest bearing account, together with earnings thereon, are ultimately distributed in cash. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts deferred into accounts mirroring the Qualified CRISP funds, together with any dividends, are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

On December 10, 2012, the Committee approved an amendment to our Voluntary Deferred Comp Plan, effective as of January 1, 2013, designed to provide non-qualified matching contribution retirement benefits to those employees who were not receiving such benefits, including the named executive officers who do not participate in the Non-Qualified CRISP. The amended Voluntary Deferred Comp Plan provides for company matching contributions and company non-elective contributions to the Voluntary Deferred Comp Plan for eligible participants for amounts of salary and bonus that are above IRS limits. In calendar year 2013, the company will credit, at the end of calendar year 2013, an eligible participant’s account in the Voluntary Deferred Comp Plan with a one-time non-elective contribution equal to 9% of an eligible participant’s compensation in excess of the IRS limit. Thereafter, starting in calendar year 2014, the company will credit, at the end of each calendar year, an eligible participant’s account in the Voluntary Deferred Comp Plan with (1) a matching contribution equal to a dollar for dollar match, limited to 6% of compensation earned by the participant and paid by the company in excess of the IRS limit and (2) a non-elective contribution equal to 3% of an eligible participant’s compensation in excess of the IRS limit. Eligible participants will be allowed to defer no more than 90% of their compensation that exceeds the IRS limit. Matching contributions and non-elective contributions will be credited at the end of the calendar year if the eligible participant earns in excess of the IRS limit, even if the participant separates from service (as defined in the Voluntary Deferred Comp Plan) prior to the end of the calendar year. The amended Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be 100% vested. Ms. Batcheler and Messrs. Keck and Maass are named executive officers who are eligible for participation. Because Messrs. Rodkin and Gehring are currently participating in other non-qualified contribution retirement plans, and because the amended Voluntary Deferred Comp Plan was designed to provide non-qualified contribution retirement benefits to those who are not currently receiving such benefits, these named executive officers are not eligible for contributions under the amended Voluntary Deferred Comp Plan.

An executive who is not retiring or eligible for early retirement under the Qualified Pension is required to take distribution of certain amounts earned and vested prior to 2005, which we refer to as grandfathered amounts, in a lump sum payment in the quarter end following the individual’s separation from service. An executive who is eligible to retire early under the Qualified Pension will receive his or her grandfathered amounts in annual installments. In general, all amounts other than the grandfathered amounts, which we refer to as the other amounts, will be distributed in cash in a lump sum in January following the executive’s separation from service. Executives may also elect to receive the other amounts at certain other times, including within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Internal Revenue Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2013.

                    Non-Qualified Deferred Compensation – Fiscal 2013

Name	Plan (1)	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Rodkin	Non-Qualified CRISP	-	67,139	227,283	-	865,433

	Voluntary Def Comp	-	-	2,015,263	-	6,748,633

Mr. Gehring	Non-Qualified CRISP	-	19,249	53,389	-	205,122

	Voluntary Def Comp	519,138	-	193,311	-	1,557,848

Ms. Batcheler	Non-Qualified CRISP	-	-	-	-	-

	Voluntary Def Comp	-	-	-	-	-

Mr. Keck	Non-Qualified CRISP	-	17,773	6,521	-	33,169

	Voluntary Def Comp	-	-	-	-	-

Mr. Maass	Non-Qualified CRISP	-	-	-	-	-

	Voluntary Def Comp	-	-	-	-	-

Former Executive Officer

Mr. Hawaux	Non-Qualified CRISP	-	22,632	59,233	-	228,247
	Voluntary Def Comp	-	-	213,212	-	937,031

1.	Non-Qualified CRISP refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and Voluntary Def Comp refers to the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan.

2.	The amount reported for the Voluntary Def Comp plan is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table --- Fiscal 2013. All Non-Qualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2013. These amounts, together with the company’s match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 5 to the Summary Compensation Table – Fiscal 2013.

3.	Neither our Non-Qualified CRISP nor our Voluntary Def Comp plan offers above market earnings (as defined by SEC rules). As a result, none of these earnings or losses are included in the Summary Compensation Table – Fiscal 2013.

4.	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Rodkin, $487,777 (Non-Qualified CRISP) and $3,700,000 (Voluntary Def Comp); Mr. Gehring, $114,764 (Non-Qualified CRISP) and $735,000 (Voluntary Def Comp); Mr. Keck, $9,278 (Non-Qualified CRISP); and Mr. Hawaux, $126,112 (Non-Qualified CRISP) and $485,000 (Voluntary Def Comp). These amounts reflect actual amounts reported and do not include accumulated earnings or losses. For Mr. Gehring, the amount from this column includes the $519,138 reflected in the “Executive Contributions in Last FY” column, which represents contributions for compensation earned in fiscal 2013 that was actually contributed in early fiscal 2014.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred on or that the executive’s employment terminated on the last business day of fiscal 2013 – May 24, 2013. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

Severance Pay Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Ms. Batcheler and Messrs. Gehring and Maass are potentially covered by the plan. Under the plan, the severance guideline for individuals with base pay at or above $250,000 per year is payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, the company will provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he or she is entitled to receive a severance payment under a change of control agreement (described below).

Messrs. Rodkin and Keck’s severance benefits would be paid in accordance with their agreements with the company, as further described below, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to an employment agreement with Mr. Rodkin and a letter agreement with Mr. Keck. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, 401(k) and welfare benefit plans and other benefit programs and arrangements. The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program.

Mr. Rodkin. The severance benefit provisions of our agreement with Mr. Rodkin are summarized in the following table. The definition of “Cause” in the agreement is action by Mr. Rodkin involving (1) willful malfeasance in connection with his employment having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of his agreement to perform the duties normally performed by an executive occupying his position when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in the agreement means (1) assignment of duties materially inconsistent with his position, (2) removal from, or failure to elect or re-elect Mr. Rodkin to his position (including his service on our Board), (3) reduction of his salary or annual target bonus opportunity in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that Mr. Rodkin be based at any office or location other than Omaha, Nebraska.

Since 2010, Mr. Rodkin has been early and normal retirement eligible under our non-qualified pension plan and under all welfare benefit and equity incentive plans and programs in which he is eligible to participate. We have therefore omitted discussion of the provisions of his agreement related to a voluntary separation from the company that does not include retirement or Good Reason.

	Involuntary with Cause	Involuntary w/o Cause or Voluntary w/ Good Reason	Retirement	Death or Disability
Salary	Paid through month of termination	Paid through month of termination, plus lump sum equal to 24 additional months	Paid through month of termination	Paid through month of the event
Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results, plus lump sum equal to target bonus for the next two years	If approved by the HR Committee, a pro-rated award may be paid based on our actual results	Paid a pro-rated amount based upon target (for death) or actual performance (for disability)
Performance Shares	Unvested performance shares are forfeited	“Retirement” treatment applies	Performance shares earned based on our actual results are paid, but are pro-rated for the full years of completed service	“Retirement” treatment applies in the case of disability; in the case of death, performance shares paid at target and pro-rated based on full years of completed service
Stock Options	Options terminate; all unexercised options lapse	“Retirement” treatment applies	Full vesting of all options, which remain exercisable for the remainder of their terms	“Retirement” treatment applies
Non- Qualified CRISP	No benefits paid	“Retirement” treatment applies	Account balance paid based on participant’s advance election	“Retirement” treatment applies
Non- Qualified Pension	No benefits paid	See discussion on pages 39 to 41. Benefit will take into account an additional 24 months of service at the salary in effect at termination and target bonus	See discussion on pages 39 to 41	See discussion on pages 39 to 41
Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless he becomes entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” treatment also available	Until executive and spouse attain age 65, he and his covered dependents are entitled to COBRA-equivalent medical coverage, at his own expense	“Retirement” treatment applies

Mr. Rodkin’s agreement provides that all cash payments are generally payable in a lump sum within fifteen days following termination of employment. However, payments under the annual incentive plan and the long-term incentive plan are payable following the end of the fiscal year or other performance period at the same time such payments are made to the other senior executive officers. If Mr. Rodkin is a “specified employee” within the meaning of Section 409A of the Internal RevenueCode at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

Mr. Rodkin’s agreement provides him the right to participate in our change of control program as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreement also provides that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to the employment agreement may terminate the agreement at any time. Mr. Rodkin has agreed to non-competition and non-solicitation provisions extending one year after termination and confidentiality provisions.

Mr. Keck. Under Mr. Keck’s letter agreement with the company, he is provided with a severance benefit equal to 104 weeks (two years) of salary continuation. This amount is payable only in the event of termination for reasons other than “Cause” or a change of control of the company or if he terminates his employment within 45 days of the occurrence of “Good Reason”. The definition of “Cause” is materially the same as that in Mr. Rodkin’s employment agreement and discussed above. “Good Reason” is defined in the agreement as (1) Mr. Keck no longer reporting to the chief executive officer or Chairman of the Board, (2) a significant contraction of Mr. Keck’s duties as set forth in the agreement, (3) a reduction of Mr. Keck’s base salary or annual incentive target in effect on the agreement’s date, or (4) Mr. Keck’s primary office moving to a location other than Omaha, Nebraska.

If Mr. Keck retires from the company with the consent of the Board or its HR Committee prior to being vested in the Qualified Pension, his options that are vested at the time of his separation will remain exercisable for the shorter of three years following his approved retirement and the original expiration date of the option.

With respect to a termination related to a change of control of the company, Mr. Keck’s severance would be governed by the change of control agreement described below.

Annual Incentive Plan (the “MIP”)

The following terms of the MIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year. If a participant’s position is eliminated prior to the fourth quarter of the fiscal year, he or she will not be eligible to receive any portion of the award.

•

Termination due to retirement: If a participant retires (as defined in the Qualified Pension Plan) during the fiscal year, the participant will be eligible for a pro-rated award based on the number of days the individual was eligible to participate during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with the company), a participant would forfeit his or her fiscal 2013 MIP award if he or she failed to be an active employee in good standing at the end of the fiscal year.

Any pro-rated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Restricted Stock Units

When Mr. Keck was hired in 2010, the Committee granted him 40,000 restricted stock units as a sign-on inducement. These restricted stock units fully vest on the third anniversary of the date of grant, or earlier upon certain circumstances. Specifically, if Mr. Keck’s employment is terminated by the company for reasons other than “Cause” or a change in control, or if Mr. Keck terminates his employment within 45 days of the occurrence of “Good Reason” (with Cause and Good

Reason as defined in his letter agreement), the unvested restricted stock units will vest one-third for each full year of service on the grant date anniversary. See “– Potential Payments Upon Termination or Change of Control– Agreements with Named Executive Officers” above for the definitions of “Cause” and “Good Reason” under Mr. Keck’s letter agreement.

During fiscal 2013, the Committee granted restricted stock units to three named executive officers who were instrumental to the acquisition of Ralcorp. The grants were in recognition of the significant time and effort these executives dedicated to successfully completing the transaction and were granted to the following named executive officers: Mr. Gehring, 4,601 restricted stock units; Ms. Batcheler, 4,601 restricted stock units; and Mr. Keck, 3,068 restricted stock units. These restricted stock units vest 100% one year after the date of grant of February 26, 2013. In the event of death, involuntary termination due to disability, position elimination or reduction in force (each of disability, position elimination or reduction in force shall be as determined in the company’s sole discretion) prior to February 26, 2014, all restricted stock units will vest on the date of such involuntary termination. In the event of termination for any other reason, all restricted stock units will be immediately forfeited.

In connection with increasing Mr. Maass’ scope of responsibility to include leading the company’s private brands and foodservice businesses in May 2013, the Committee granted him 15,000 restricted stock units. These restricted stock units vest 100% three years after the date of grant of May 15, 2013. In the event of death or normal retirement, all restricted stock units will vest on the date of death or such normal retirement. In the event of early retirement, involuntary termination due to disability, position elimination or reduction in force (each of disability, position elimination or reduction in force shall be as determined in the company’s sole discretion) prior to May, 15, 2016, all restricted stock units will vest one-third for each full year of service on the grant date anniversary.In the event of termination for any other reason, all restricted stock units will be immediately forfeited.

Long-Term Incentive Plan – Performance Shares

The following terms of the performance share plan govern the impact of a separation from the company on the performance shares granted under the fiscal 2011 to 2013, fiscal 2012 to 2014, and fiscal 2013 to 2015 cycles of the performance share plan:

•

Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The HR Committee has the discretion to pay out some or all of the forfeited performance shares if they would have been earned based on performance and if it deems the action appropriate and in the best interests of the company.

•

Termination due to disability or retirement: Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•

Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the number of full fiscal years in the performance period during which the employee was employed (for example, upon a June 15, 2013 death, a participant would have been eligible for a payout at actual performance for the fiscal 2011 to 2013 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2012 to 2014 award and one-third of the total fiscal 2013 to 2015 award).

•

Upon a change of control, the Board or HR Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Long-Term Incentive Plan – Stock Options

The following terms govern the impact of a separation from the company on outstanding stock options:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all options unvested at the date of termination and would have 90 days to exercise vested options.

•	Termination due to disability: The participant forfeits all options that have not vested at the date of termination, and would have three years to exercise vested options.

•

Termination due to death: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

•

Termination due to normal retirement: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options). Upon an early retirement, the three-year exercise period for options would apply unless the Committee eliminated or shortened it, but only for vested options.

Each of the agreements evidencing outstanding awards of stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Mr. Rodkin’s equity awards and Mr. Keck’s initial restricted stock unit grant upon a separation is further governed by each individual’s agreement with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits—Fiscal 2013” and “Non-Qualified Deferred Compensation—Fiscal 2013” tables beginning on page 39. Benefits provided to Mr. Rodkin are further governed by his agreement with the company.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2013, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or HR Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs, and the terms of the company’s stock plan govern the treatment of equity awards upon a change of control. The agreements are otherwise double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three (three for each named executive officer);

•

continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive. ConAgra Foods must pay the executive a single lump sum payment equal to an amount to offset taxes plus the executive’s estimated cost to participate in the medical and dental plans;

•

benefits under our Non-Qualified Pension commensurate with the executive’s years of service, including an extra three years of service, and age (except for Mr. Rodkin, whose pension benefits are determined by his employment agreement). A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•

a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Certain payments to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Internal Revenue Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin.

Following a review of market practices in July 2011, the Committee adopted a policy that any future change in control benefits should be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change in control program participation, the individual does not become entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

The first table below summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. Mr. Hawaux voluntarily departed the company shortly after fiscal year-end, entitling him to a cash payout under the fiscal 2013 MIP of $745,800, reflecting a payout at 113% of target, and 90 days to exercise vested stock options. No other benefits were provided. He is therefore omitted from the following tables.

A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive paid the premium. The data in the tables assumes the following:

•

each triggering event occurred on May 24, 2013 (the last trading day of fiscal 2013) and the per share price of our common stock was $34.77 (the closing price of our stock on the NYSE on May 24, 2013);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•

with respect to the annual incentive plan, awards were earned at target levels and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination in the fiscal 2013 fourth quarter;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•

Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 24, 2013;

•

in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (except for Mr. Rodkin who is treated as being “normal retirement” eligible pursuant to his employment agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Normal Retirement $	Death or Disability $ (1)
Gary M. Rodkin
Salary Continuation	15,068	2,215,068	15,068	15,068
Annual Incentive Plan	-	6,600,000	2,200,000	2,200,000
Performance Shares	-	7,701,381	7,701,381	7,701,381
Accelerated Stock Options	-	9,227,000	9,227,000	9,227,000
Non-Qualified Pension	-	4,814,545	-	-
Benefits Continuation	-	32,140	-	-
Death Benefits	-	2,870	-	1,000,000
Disability Benefits	-	2,491	-	575,000
Total	15,068	30,595,495	19,143,449	20,718,449

John F. Gehring
Salary Continuation	-	636,058	-	-
Annual Incentive Plan	-	525,000	525,000	525,000
Performance Shares	-	-	2,464,428	2,464,428
Accelerated Stock Options	-	-	2,952,640	2,952,640
Accelerated Restricted Stock Units	-	-	159,977	159,977
Benefits Continuation	-	15,579	-	-
Death Benefits	-	-	-	1,000,000
Disability Benefits	-	-	-	337,500
Total	-	1,176,637	6,102,045	7,439,545

Colleen R. Batcheler
Salary Continuation	-	513,077	-	-
Annual Incentive Plan	-	368,000	368,000	368,000
Performance Shares	-	-	1,848,304	1,848,304
Accelerated Stock Options	-		2,214,480	2,214,480
Accelerated Restricted Stock Units	-	-	159,977	159,977
Benefits Continuation	-	14,343	-	-
Death Benefits	-	-	-	920,000
Disability Benefits	-	-	-	305,000
Total	-	895,420	4,590,761	5,815,761

Brian L. Keck
Salary Continuation	-	1,050,000	-	-
Annual Incentive Plan	-	525,000	525,000	525,000
Performance Shares Performance Shares	-	-	2,464,428	2,464,428
Accelerated Stock Options	-	-	3,039,040	3,039,040
Accelerated Restricted Stock Units	-	927,200	1,497,474	1,497,474
Benefits Continuation	-	8,126	-	-
Death Benefits	-	-	-	1,000,000
Disability Benefits	-	-	-	337,500
Total	-	2,510,326	7,525,942	8,863,442

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Normal Retirement $	Death or Disability $ (1)
Paul T. Maass
Salary Continuation	-	876,923	-	-
Annual Incentive Plan	-	600,000	600,000	600,000
Performance Shares	-	-	1,393,373	1,393,373
Accelerated Stock Options	-	-	2,836,000	2,836,000
Accelerated Restricted Stock Units	-	-	521,550	521,550
Benefits Continuation	-	18,794	-	-
Death Benefits	-	-	-	1,000,000
Disability Benefits	-	-	-	375,000
Total	-	1,495,717	5,350,923	6,725,923

1.      Amounts shown as benefits from the annual incentive plan and performance shares are payable in the event of death or disability. Amounts shown as benefits from accelerated stock options, accelerated restricted stock units and death benefits are paid only in the event of death and are not liabilities of the company. Payouts for death benefits will be made by the insurance company thatholds the policy. Amounts shown as disability benefits are payable only in the event of disability. All amounts are totaled for illustrative purposes only.

In the table that follows, if, following a change of control, any of Ms. Batcheler or Messrs. Gehring, Keck or Maass was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Rodkin would be entitled to salary continuation through the end of the month of the event.

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Gary M. Rodkin
Salary Continuation	-	3,315,068
Annual Incentive Plan	2,200,000	8,800,000
Performance Shares	7,701,381	7,701,381
Accelerated Stock Options	9,227,000	9,227,000
Non-Qualified CRISP	-	239,400
Non-Qualified Pension	-	4,814,545
Benefits Continuation	-	48,210
Death/Disability Benefit	-	8,042
Outplacement	-	30,000
Excise Tax Gross-Up	-	13,533,012
Total	19,128,381	47,716,659

John F. Gehring
Salary Continuation	-	1,575,000
Annual Incentive Plan	525,000	2,100,000
Performance Shares	2,464,428	2,464,428
Accelerated Stock Options	2,952,640	2,952,640
Accelerated Restricted Stock Units	159,977	159,977
Non-Qualified CRISP	-	82,350
Non-Qualified Pension	-	397,118
Benefits Continuation	-	48,210
Death/Disability Benefit	-	8,042
Outplacement	-	30,000
Excise Tax Gross-Up (1)	-	3,348,181
Total	6,102,045	13,165,946

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/Good Reason ($)

Colleen R. Batcheler
Salary Continuation	-	1,380,000
Annual Incentive Plan	368,000	1,472,000
Performance Shares	1,848,304	1,848,304
Accelerated Stock Options	2,214,480	2,214,480
Accelerated Restricted Stock Units	159,977	159,977
Non-Qualified CRISP	-	30,000
Benefits Continuation	-	47,442
Death/Disability Benefit	-	7,697
Outplacement	-	30,000
Excise Tax Gross-Up (1)	-	2,129,222
Total	4,590,761	9,319,122

Brian L. Keck
Salary Continuation	-	1,575,000
Annual Incentive Plan	525,000	2,100,000
Performance Shares	2,464,428	2,464,428
Accelerated Stock Options	3,039,040	3,039,040
Accelerated Restricted Stock Units	1,497,474	1,497,474
Non-Qualified CRISP	-	84,105
Benefits Continuation	-	32,142
Death/Disability Benefit	-	8,042
Outplacement	-	30,000
Excise Tax Gross-Up (1)	-	3,320,663
Total	7,525,942	14,150,894

Paul T. Maass
Salary Continuation	-	1,425,000
Annual Incentive Plan	600,000	2,400,000
Performance Shares	1,393,373	1,393,373
Accelerated Stock Options	2,836,000	2,836,000
Accelerated Restricted Stock Units	521,550	521,550
Non-Qualified CRISP	-	30,000
Non-Qualified Pension	-	146,071
Benefits Continuation	-	47,442
Death/Disability Benefit	-	8,042
Outplacement	-	30,000
Excise Tax Gross-Up (1)	-	4,547,702
Total	5,350,923	13,385,180

1.	As described on page 49, excise tax gross up payments for named executives other than Mr. Rodkin are triggered only when amounts exceed the Section 280G limit by greater than 10%.

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, the Committee receives input from Frederic W. Cook & Co., Inc., its independent compensation consultant. It also considers the time commitment and skill level required to serve on our Board.

Non-Employee Director Compensation – Other than the Chairman

The following table summarizes the compensation programs for our non-employee directors other than the Chairman in effect during fiscal 2013:

Annual Cash Retainer	$85,000 per year

Annual Committee Chair Retainer[1]	$15,000 for each Committee Chair

Meeting Fees	None, unless the director’s attendance is required at more than 24 total meetings in a year. A fee of $1,500 will be paid for each Board and Committee meeting attended and at which a director’s attendance was required in excess of 24 meetings.

Equity Compensation	A grant of restricted stock units with a value equal to $125,000.

1. Excludes the Executive Committee. No retainer is paid for service to this Committee.

The number of restricted stock units is determined by dividing $125,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date (May 29, 2012 for fiscal 2013 (the first trading day of fiscal 2013)). Restricted stock units vested one year from the date of grant, and were subject to continued service during the entire term. Vesting is accelerated in the event of death or permanent disability or, in the event the director is no longer serving one year from the date of grant, vesting is prorated 25% for each fiscal quarter during which the director was serving on the first day of the fiscal quarter. Dividend equivalents are paid on the restricted stock units, and are paid at the regular dividend rate in shares of our stock.

Non-employee directors other than the Chairman who join the Board or who are elected to a Chairmanship after the start of the plan year are entitled to receive a pro-rated retainer, based on the actual number of days of service and a pro-rated restricted stock unit grant, based on the number of months remaining in the fiscal year.

Compensation of the Non-Employee Chairman

In lieu of the elements described above, the Chairman’s pay for service during fiscal 2013 was a grant of restricted stock units with a value equal to $375,000, with the number of restricted stock units determined by dividing $375,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 29, 2012 (the first trading day of fiscal 2013). The material terms of the restricted stock units are identical to those described above for non-employee directors other than the Chairman.

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least five times the amount of the annual cash retainer paid to non-employee directors other than the Chairman (in other words, $425,000). All directors must acquire this ownership level within five years following first election to the Board, or September 25, 2014, whichever is later. Shares personally acquired by the non-employee directors through open market purchases, as well as restricted stock units, and shares acquired upon the deferral of fees are counted toward the ownership requirement. Unexercised stock options are not counted. The following table reflects non-employee director ownership as of July 31, 2013.

Director	Stock Ownership Guideline	Actual Ownership (1)
Mr. Bay	$425,000	$2,082,427
Mr. Butler	$425,000	$1,662,511
Mr. Goldstone	$425,000	$2,274,821
Ms. Gregor	$425,000	$1,049,225
Mr. Johri	$425,000	$803,444
Mr. Jurgensen	$425,000	$2,707,832
Mr. Lenny	$425,000	$770,436
Ms. Marshall	$425,000	$1,408,027
Mr. Schindler	$425,000	$877,481
Mr. Stinson	$425,000	$2,717,779
1. Based on the average daily price of our common stock on the NYSE for the 12 months ended July 31, 2013 ($31.478).

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs during fiscal 2013:

•	medical plan access, with the cost of the premium borne entirely by the director;

•	a matching gifts program, under which ConAgra Foods matches up to $10,000 of a director’s charitable donations per fiscal year;

•

a non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and

•

for directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments following the death of the director. ConAgra Foods maintains insurance on the lives of participating directors to fund the program.

Director Compensation Table – Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mogens C. Bay	100,000	125,007	10,000	235,007
Stephen G. Butler	104,500	125,007	10,000	239,507
Steven F. Goldstone.	-	374,997	5,000	379,997
Joie A. Gregor	85,000	125,007	9,864	219,871
Rajive Johri	85,000	125,007	9,250	219,257
W.G. Jurgensen	85,000	125,007	-	210,007
Richard H. Lenny	85,000	125,007	10,000	220,007
Ruth Ann Marshall	85,000	125,007	10,000	220,007
Andrew J. Schindler	86,500	125,007	-	211,507
Kenneth E. Stinson	100,000	125,007	10,000	235,007

1.	This column reflects the grant date fair value (computed in accordance with FASB ASC Topic 718) of the stock awards made to non-employee directors during fiscal 2013. No awards of stock options were made to non-employee directors during fiscal 2013. At fiscal year-end, the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director was as set forth below:

Name	Outstanding Stock Awards Held at FYE (#)	Outstanding Stock Options Held at FYE (#)
Mogens C. Bay	4,867	69,000
Stephen G. Butler	4,867	69,000
Steven F. Goldstone.	14,600	482,850
Joie A. Gregor	4,867	15,000
Rajive Johri	4,867	21,750
W.G. Jurgensen	4,867	69,000
Richard H. Lenny	4,867	20,250
Ruth Ann Marshall	4,867	33,000
Andrew J. Schindler	4,867	33,000
Kenneth E. Stinson	4,867	69,000

2.	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above.

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of ConAgra Foods common stock beneficially owned as of July 31, 2013 by: (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our “named executive officers” for purposes of this Proxy Statement, and (4) all current directors and executive officers as a group.

As discussed in this Proxy Statement, our directors and executive officers are committed to owning stock in ConAgra Foods. Both groups have stock ownership requirements that preclude them from selling any ConAgra Foods Common stock in the market (other than to cover the cost of the exercise price and minimum statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors and executive officers in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows deferred shares owned by non-employee directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of July 31, 2013.

Name	Number of Shares Owned (4)		Right to Acquire		Percent of Class	Share Units
BlackRock, Inc. (1)	22,840,973		-		5.4%	N/A
State Street Corporation (2)	23,589,760		-		5.6%	N/A
Mogens C. Bay	62,205	(5)	61,975	(6)	*	-
Stephen G. Butler	35,905	(5)	61,975	(6)	*	12,960
Steven F. Goldstone	14,489		488,492	(6)	*	46,494
Joie A. Gregor	8,000		1,975	(6)	*	21,382
Rajive Johri	-		23,725	(6)	*	21,574
W.G. Jurgensen	52,180		70,975	(6)	*	29,893
Richard H. Lenny	10,126		22,225	(6)	*	10,399
Ruth Ann Marshall	4,647		34,975	(6)	*	36,134
Gary M. Rodkin	664,655		4,958,488	(7)	1.3%	195,534
Andrew J. Schindler	1,800		34,975	(6)	*	22,126
Kenneth E. Stinson	82,389		61,975	(6)	*	-
John F. Gehring	160,103		536,000	(7)	*	-
Colleen R. Batcheler	88,609		252,000	(7)	*	-
Brian L. Keck	14,978		314,667	(7)	*	-
Paul T. Maass	49,828		284,000	(7)	*	-
Andre J. Hawaux (3)	150,742	(5)	-	(7)	*	13,632
All Directors and Current Executive Officers as a Group (20 people)(3)	1,407,747		7,609,522	(7)	2.1%	396,851
* Represents less than 1% of common stock outstanding.

1.     Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2013, which Schedule specifies that BlackRock, Inc. has sole voting and dispositive power with respect to all of these shares. BlackRock’s address is listed on the Schedule 13G/A as: 40 East 52nd Street New York, NY 10022.

2.     Based on a Schedule 13G filed by State Street Corporation and various subsidiaries with the SEC on February 11, 2013, which Schedule specifies that State Street Corporation has shared voting and dispositive power with respect to all of these shares. State Street’s address is listed on the Schedule 13G as: State Street Financial Center, One Lincoln Street, Boston, MA 02111

3.     Mr. Hawaux ceased to be an executive officer on May 2, 2013 and voluntary departed the company shortly after the fiscal year end. His shares are not included in the “All Directors and Current Executive Officers as a Group” calculation.

4.     For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards and (c) crediting to defined contribution plan accounts.

5.     For Mr. Bay, consists of 62,205 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him.

6. Reflects shares that the individual has the right to acquire within 60 days of July 31, 2013 through the exercise of stock options or vesting of restricted stock units.

7.     Reflects shares that the individual has the right to acquire within 60 days of July 31, 2013 through the exercise or vesting of the following: Mr. Rodkin, 4,958,488 options; Mr. Gehring, 536,000 options; Ms. Batcheler, 252,000 options; Mr. Keck, 288,000 options and 26,667 restricted stock units; Mr. Maass, 284,000 options; and current executive officers not individually named in this table, 401,100 options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2013, all required reports were filed on a timely basis.

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Audit / Finance Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit / Finance Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2013.

The Audit / Finance Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit / Finance Committee under the Statement on Auditing Standards No. 61, as amended (relating to communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit / Finance Committee also reviewed and discussed with KPMG its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from ConAgra Foods, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit / Finance Committee concerning independence. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2013 was compatible with the auditor’s independence.

Based on these reviews and discussions, and the report of the independent auditor, the Audit / Finance Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2013 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit / Finance Committee

Stephen G. Butler, Chair	Rajive Johri

Richard H. Lenny	Andrew J. Schindler

Voting Item #2: Ratification of the Appointment of Independent Auditor for Fiscal 2014

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2014 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit / Finance Committee and the Board of Directors request that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit / Finance Committee will reconsider the appointment. Even if the appointed auditor is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

Fees billed by KPMG for services provided for fiscal years 2013 and 2012 were as follows:

	Fiscal 2013	Fiscal 2012

Audit Fees	$7,423,000	$5,508,000
Audit-Related Fees	83,000	105,000
Tax Fees	217,000	3,000
All Other Fees	6,000	69,000

Total Fees	$7,729,000	$5,685,000

Audit Fees consist of the audits of our fiscal years 2013 and 2012 annual financial statements and the review of our quarterly financial statements during fiscal years 2013 and 2012. Amount for fiscal year 2013 includes audit fees related to the acquisition of Ralcorp Holdings and related financings.

Audit-Related Fees in fiscal years 2013 and 2012 consisted of other attestation services.

Tax Fees in fiscal years 2013 and 2012 consisted of tax consultation and tax compliance services.

All Other Fees in fiscal year 2013 consisted of a license for accounting research software. All Other Fees in fiscal year 2012 consisted of services related to review of prescription drug contract compliance and a license for accounting research software.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit / Finance Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chairman of the Audit / Finance Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG relating to audit fees, audit-related fees, tax fees and all other fees during fiscal years 2013 and 2012.

The Board of Directors recommends a vote “FOR” the Ratification of the Appointment of KPMG LLP as

Independent Auditor for Fiscal 2014.

Voting Item #3: Advisory Vote to Approve Named Executive Officer Compensation

Consistent with our stockholders’ preference as indicated at our 2011 Annual Meeting, our stockholders are given an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers on an annual basis.

The 2013 vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 15. At the 2012 Annual Meeting, our stockholders approved the compensation of our named executive officers, with over 89% of shares cast voting in favor of approving such compensation, following an almost 87% approval in 2011. While this vote is advisory and not binding on our company, the Board and the HR Committee value the opinions of our stockholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation decisions after the 2013 Annual Meeting.

We are asking our stockholders to once again indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the Resolution Approving the Compensation of our

Named Executive Officers.

Voting Item #4: Stockholder Proposal Regarding Bylaw Change to Vote Counting

Investor Voice, 2206 Queen Anne Ave. N., Suite 402, Seattle, WA, 98109, beneficially owns 127 shares of Common Stock of the company and has given notice that a representative intends to present for action at the meeting the following proposal:

“RESOLVED, Shareholders of ConAgra Foods, Inc. (“ConAgra” or “Company”) hereby ask the Board of Directors to amend the Company’s governing documents to provide that all matters presented to shareholders shall be decided by a simple majority of the shares voted FOR and AGAINST an item (or, “withheld” in the case of board elections). This policy shall apply to all matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.”

Supporting Statement:

ConAgra is regulated by the Securities and Exchange Commission (“SEC”). The SEC dictates a specific vote-counting standard for the purpose of establishing eligibility for resubmission of shareholder-sponsored proposals. This formula is the votes cast FOR, divided only by the FOR plus AGAINST votes.

ConAgra does not follow this SEC Standard, but instead determines results by the votes cast FOR a proposal, divided by the FOR votes, AGAINST votes, and ABSTAIN votes.

ConAgra’s proxy states (for shareholder-sponsored proposals) that abstentions “will have the same effect as a vote against the matter.”

Using ABSTAIN votes as ConAgra does counters a hallmark of democratic voting — honoring voter intent. Thoughtful voters who choose to abstain should not have their choices arbitrarily and universally switched to oppose a matter.

Three Considerations:

[1] Abstaining voters consciously act to abstain — to have their vote noted, but not counted. Yet, ConAgra unilaterally counts all abstentions as against a Proposal (irrespective of the voter’s intent).

[2] Abstaining voters have consciously chosen to not follow management’s recommendation against a shareholder-sponsored item. Despite this, ConAgra ignores voter intent and unilaterally counts all abstentions to side with management.

[3] Further, we observe that ConAgra follows the SEC Standard (that this proposal requests) for director elections. In these cases, the Company excludes abstentions, stating they “are not treated as votes cast” — which boosts the vote-count for management-nominated directors.

However, when it comes to shareholder-sponsored proposals, ConAgra changes course, and does not follow the SEC Standard; instead, the Company switches to a different formula that includes abstentions. This depresses (and therefore harms) the vote-count for every shareholder-sponsored proposal, regardless of topic.

In Closing:

These practices fail to respect voter intent, are arbitrary, and run counter to core principles of fairness and democracy.

A system that is internally inconsistent is confusing, can harm shareholder best-interest, and unfairly empowers management at the expense of stockholders.

ConAgra tacitly acknowledges the inequity of these practices when it applies the SEC Standard to board elections, while applying a different formula that invariably lowers the vote on shareholder-sponsored proposals.

This Proposal calls for the democratic, fair, and consistent use — across-the-board — of the SEC Standard, while allowing flexibility for different thresholds where required.

Therefore, please vote FOR this common-sense governance Proposal that ensures fair vote-counting at ConAgra.

Board’s Statement in Opposition to this Proposal

Our corporate governance policies and practices are designed to ensure that the company is governed in accordance with the highest standards of integrity and in the best interests of its stockholders. We consider every proposed governance change carefully, taking into account company-specific facts and circumstances, together with stockholder input. We also consider the possible interaction among governance features, including recently implemented or proposed corporate governance changes, in order to avoid unintended consequences to the company and our stockholders.

In recent years, we have taken several steps to change our corporate governance policies as corporate governance standards have evolved. These actions include, but are not limited to: declassifying our Board of Directors; removing supermajority voting requirements in our Certificate of Incorporation; and implementing a majority voting standard in uncontested director elections, along with a resignation policy for incumbent directors who do not receive a majority vote. Under our current bylaws, stockholder voting matters other than director elections are decided by a majority vote of all shares represented in person or by proxy at a meeting at which a quorum is present, unless a higher standard is required by law. This voting standard is consistent with the default voting standard established by the General Corporation Law of the State of Delaware, where we are incorporated. The General Corporate Law of the State of Delaware also allows, in all matters other than the election of directors and certain other fundamental matters, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter to decide the matter. For matters that require a majority vote of all shares represented in person or by proxy at a meeting, abstentions, because they are not voted “for” a matter, have the practical effect of a vote against the matter under both our current bylaws and the default voting standard established by Delaware law.

We believe that our current majority voting standard is consistent with current corporate governance best practices and helps to protect against actions by short-term or private interest-driven stockholders who may, at times, pursue narrow agendas irrespective of the greater corporate good. The purpose of our majority voting standard is not to preclude change, but rather to ensure that fundamental changes to our corporate governance procedures occur only when there is a broad consensus of stockholders.

Additionally, this stockholder proposal has been drafted in a misleading manner. The stockholder proposal requests that we adopt a so-called “SEC Standard;” however, no such general standard exists for stockholder voting matters. Rather, the “SEC Standard” referenced by the stockholder proposal is not a general standard and applies only to a very specific area of stockholder voting, i.e., calculating votes for the purpose of attempting to exclude stockholder proposals that have previously been submitted for a stockholder vote pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In fact, general stockholder voting standards are governed by state law and, as outlined above, the stockholder voting standards contained in our bylaws are consistent with the default standards under Delaware law. This voting standard applies to stockholder proposals as well as management proposals (other than the election of directors). As a result, we believe that the current stockholder voting standard contained in our bylaws is consistent with applicable state law and corporate governance best practices and that the adoption of the proposed stockholder resolution is unnecessary because it would not result in any additional benefit to our stockholders.

We have also reviewed voting matters that have been presented to our stockholders over the past seven years and note that in no circumstance would application of the proposed voting standard have impacted the outcome of the vote from a failure to a passage, or vice versa.

For these reasons, the Board of Directors unanimously recommends a vote AGAINST Proposal #4.

Proxies given without instructions will be voted “AGAINST” this stockholder proposal.

Additional Information

Information About the 2013 Annual Meeting

Revoking a Proxy

You can revoke your proxy before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska 68102), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted on page 1 for street name owners.

For Participants in the ConAgra Foods Retirement Income Savings Plan

If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The plan’s trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 24, 2013. If the plan trustee does not receive your instructions by that date, the trustee will vote the shares held by the ConAgra Foods Retirement Income Savings Plan in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the annual meeting at an estimated cost of approximately $9,000 plus disbursements. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. ConAgra Foods will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

If a quorum is present:

•

We will hold an election of directors. Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

•

We will vote on ratification of the appointment of the independent auditor for fiscal 2014. The appointment of the independent auditor for fiscal 2014 will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to the matter.

•	We will vote on the approval, on a non-binding advisory basis, of our named executive officers’ compensation. The non-binding advisory resolution to approve the compensation of the company’s named executive officers, as described in the “Compensation Discussion and Analysis” and tabular compensation disclosure in this Proxy Statement will be considered adopted if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded and therefore will not affect the outcome of the votes on this matter.

•

We will vote on a stockholder proposal, if properly brought before the meeting. The stockholder proposal will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote on the proposal. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded and therefore will not affect the outcome of the votes on this matter.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “For” the election of all of the nominees for director named in this Proxy Statement; “For” the ratification of the appointment of our independent auditor for fiscal 2014; “For” the resolution to approve the compensation of the company’s named executive officers; and “Against” the stockholder proposal. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the Proxy Card to vote as recommended by the Board of Directors on such other matters.

Attendance at the Meeting

Admission to the meeting will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name, the top half of your Proxy Card or the Notice of Internet Availability of Proxy Materials is your admission ticket.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•

If your ConAgra Foods shares are held in street name (through a bank or brokerage account), bring a recent bank or brokerage statement to the meeting showing that you owned ConAgra Foods common stock on July 31, 2013.

Multiple Stockholders Sharing an Address

We are allowed to deliver a single Annual Report and Proxy Statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. We believe this rule benefits everyone. It eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. You will continue to receive individual proxy cards for each registered account. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, following which you will begin receiving an individual copy of the material for each registered account. You can also contact Broadridge at the phone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Stockholder Proposals to be Included in our 2014 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 14, 2014. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

Other Stockholder Proposals to be Presented at our 2014 Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2014 Annual Meeting be received at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the 2013 Annual Meeting. If the date of the 2014 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. Our bylaws also specify the information that must accompany notice. Our Proxy Card for the 2014 annual meeting will give discretionary authority with respect to all stockholder proposals properly brought before the 2014 Annual Meeting that are not included in the 2014 Annual MeetingProxy Statement. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

***

Appendix A

Regulation G Disclosure

Below is a reconciliation of FY13 and FY12 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

FY13 and FY12 Diluted EPS from Continuing Operations

	Total FY13	Total FY12	% Change
Diluted EPS from continuing operations	$ 1.85	$ 1.12	65%
Items impacting comparability:

Acquisition expenses, including restructuring, and integration costs	0.26	0.01

Expense related to restructuring charges	0.05	0.09

Net expense related to acquisition-related tax expense	0.04	-
Net expense related to impairment charges for assets within Commercial Foods	0.02	-
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.02	0.60
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.07)	0.14
Net expense related to historical legal, insurance, and environmental matters	-	0.03
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	-	(0.14)

Rounding	(0.01)	(0.01)

Diluted EPS adjusted for items impacting comparability	$ 2.16	$ 1.84	17%

Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share as calculated in accordance with GAAP.

A-1

CONAGRA FOODS, INC. ONE CONAGRA DRIVE OMAHA, NE 68102-5001

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this proxy card.

2. Call toll free 1-800-690-6903.

3. Follow the recorded instructions.

VOTE BY MAIL

1. Read the accompanying Proxy Statement and this proxy card.

2. Mark, sign and date your proxy card.

3. Return it in the postage-paid envelope we have provided or return it to

    Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M61825-P42189 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA FOODS, INC. COMPANY PROPOSALS The Board of Directors recommends a vote FOR the following nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors
	01) Mogens C. Bay	07) Richard H. Lenny
	02) Stephen G. Butler	08) Ruth Ann Marshall
	03) Steven F. Goldstone	09) Gary M. Rodkin
	04) Joie A. Gregor	10) Andrew J. Schindler
	05) Rajive Johri	11) Kenneth E. Stinson
06) W.G. Jurgensen
STOCKHOLDER PROPOSAL

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain
2.	Ratification of the appointment of Independent Auditor		☐	☐	☐	4. Stockholder proposal regarding bylaw change in regard to vote-counting		☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:
3.	Advisory vote to approve named executive officer compensation		☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

ConAgra Foods 2013 Annual Stockholders’ Meeting

Friday, September 27, 2013

NOTE NEW TIME: 8:30 a.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 27, 2013 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

M61826-P42189

PROXY - CONAGRA FOODS, INC.
Please vote and sign on reverse side
This Proxy is Solicited by the Board of Directors for the September 27, 2013 Annual Meeting of Stockholders

The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxies, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AGAINST ITEM 4, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly. Indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 26, 2013.

Continued and to be signed on reverse side

CONAGRA FOODS, INC. ONE CONAGRA DRIVE OMAHA, NE 68102-5001

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Call toll free 1-800-690-6903.

3. Follow the recorded instructions.

VOTE BY MAIL

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Mark, sign and date your voting instruction card.

3. Return it in the postage-paid envelope we have provided or return it to Vote

    Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M61823-P42189 KEEP THIS PORTION FOR YOUR RECORDS
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA FOODS, INC. COMPANY PROPOSALS The Board of Directors recommends a vote FOR the following nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors
	01) Mogens C. Bay	07) Richard H. Lenny
	02) Stephen G. Butler	08) Ruth Ann Marshall
	03) Steven F. Goldstone	09) Gary M. Rodkin
	04) Joie A. Gregor	10) Andrew J. Schindler
	05) Rajive Johri	11) Kenneth E. Stinson
06) W.G. Jurgensen
STOCKHOLDER PROPOSAL

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain
2.	Ratification of the appointment of Independent Auditor		☐	☐	☐	4. Stockholder proposal regarding bylaw change in regard to vote-counting		☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:
3.	Advisory vote to approve named executive officer compensation		☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

ConAgra Foods 2013 Annual Stockholders’ Meeting

Friday, September 27, 2013

NOTE NEW TIME: 8:30 a.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 27, 2013 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

M61824-P42189

VOTING INSTRUCTION CARD - CONAGRA FOODS, INC.
Please vote and sign on reverse side
This Voting Instruction Card is Solicited by the Board of Directors for the September 27, 2013 Annual Meeting of Stockholders

As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.

If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card. If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of July 31, 2013 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 24, 2013.

Continued and to be signed on reverse side